CONTRIBUTION AND DISTRIBUTION AGREEMENT

AMONG

WEYERHAEUSER COMPANY

AND

WEYERHAEUSER ELI, LLC

AND

WEYERHAEUSER TIA, INC.

DATED AS OF AUGUST 22, 2006

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EXHIBITS

Description of Newco Canada Exchangeco Assets and Newco Canada Exchangeco Liabilities	A
Form of Intellectual Property License Agreement	B

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CONTRIBUTION AND DISTRIBUTION AGREEMENT

THIS CONTRIBUTION AND DISTRIBUTION AGREEMENT, dated as of August 22, 2006 (this “Agreement”), among Weyerhaeuser Company, a Washington corporation (“Weyerhaeuser”), Weyerhaeuser ELI, LLC, a Delaware limited liability company and a wholly-owned subsidiary of Weyerhaeuser (“Newco”), and Weyerhaeuser TIA, Inc., a Delaware corporation and a wholly-owned subsidiary of Weyerhaeuser (“Spinco”).

R E C I T A L S

WHEREAS Weyerhaeuser directly and indirectly through its subsidiaries is engaged in the Newco Business (as defined in Article I);

WHEREAS the Board of Directors of Weyerhaeuser has determined that it would be in the best interests of Weyerhaeuser and its shareholders to (i) transfer the Newco Business to Newco, (ii) transfer the limited liability company interests of Newco to Spinco, (iii) distribute the stock of Spinco to the shareholders of Weyerhaeuser, and (iv) combine Domtar Inc., a Canadian corporation (“Domtar”), with Spinco by means of a plan of arrangement pursuant to a transaction agreement, dated as of the date hereof (the “Transaction Agreement”), among Weyerhaeuser, Spinco, Domtar, Newco, Weyerhaeuser ELI, Inc., a Delaware corporation and wholly-owned subsidiary of Newco (“Newco Holding”), Weyerhaeuser Crosby, Inc., a Canadian corporation and a wholly-owned subsidiary of Newco Holding (“Newco Canada”), and Weyerhaeuser Yukon, Inc., a Canadian corporation and a wholly-owned subsidiary of Newco Canada (“Newco Canada Exchangeco”);

WHEREAS an executed commitment letter and related term sheet pursuant to which the financial institutions named therein have agreed to provide debt financing to Spinco in the amount and on the terms and conditions set forth therein (the “New Debt Commitment Letter”) has been delivered to the parties;

WHEREAS on the Contribution Date (as defined in Section 2.01(a)), Weyerhaeuser shall transfer or cause to be transferred (A) the Newco Assets (as defined in Section 2.02(a)) and the Newco Liabilities (as defined in Section 2.03) to Newco in exchange for limited liability company interests of Newco (“Newco Equity Interests”), and the assumption of the Newco Liabilities (the “Newco Contribution”), and (B) all the issued and outstanding Newco Equity Interests to Spinco in exchange for (x) that number of issued and outstanding shares of Spinco, par value $0.01 per share (the “Spinco Common Stock”), determined in accordance with Section 2.12, and (y) cash in an amount equal to the New Debt Amount (as defined in Article I) (the “Spinco Contribution” and, together with the Newco Contribution, the “Contribution”);

WHEREAS on or prior to the Contribution Date, Newco shall cause Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) to purchase the Newco Canada Exchangeco Assets (as defined in Article I) and assume the Newco Canada Exchangeco Liabilities (as defined in Article I) from Weyerhaeuser Canada and Weyerhaeuser Saskatchewan (each as defined in Article I) as provided in this Agreement;

WHEREAS following the Canadian Asset Sale (as defined in Section 2.07) and the Contribution and prior to the Effective Time (as defined in Article I), Weyerhaeuser shall distribute all of the issued and outstanding shares of Spinco Common Stock, on a pro rata basis or, at Weyerhaeuser’s election, in an exchange offer or a combination thereof to Eligible Holders (as defined in Article I), in each case as provided in this Agreement (the “Distribution”);

WHEREAS the parties intend that the Contribution and the Distribution shall qualify under Sections 355 and 368 of the Code (as defined in Article I); and

WHEREAS it is appropriate and desirable to set forth the principal corporate transactions required to effect the Contribution and the Distribution and certain other agreements that will govern certain matters relating to the Contribution and the Distribution and the relationship of Weyerhaeuser, Spinco and Newco following the Distribution;

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

Definitions

For the purpose of this Agreement the following terms shall have the following meanings:

“Accounting Firm” has the meaning set forth in Section 2.04(b).

“Action” means any demand, action, suit, countersuit, arbitration, inquiry, proceeding or investigation by or before any federal, state, local, foreign or international Governmental Entity or any arbitration or mediation tribunal.

“affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. As used herein, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such entity, whether through ownership of voting securities or other interests, by contract or otherwise.

“Agreement” has the meaning set forth in the heading of this Agreement.

“Ancillary Agreements” means the Asset Conveyance Documents, the Liabilities Assumption Documents, the Canadian Purchase Agreement, the Tax Sharing Agreement, the Transition Services Agreement, the Site Services Agreements, the Fiber Supply Agreements and the Intellectual Property License Agreement.

“Arrangement” has the meaning set forth in the Transaction Agreement.

“Asset Conveyance Documents” has the meaning set forth in Section 2.05.

“Assumed Canadian Plans” has the meaning set forth in the Transaction Agreement.

“Benefit Plan Assets” has the meaning set forth in Section 2.02(a)(xvi).

“Benefit Plan Liabilities” has the meaning set forth in Section 2.03(a)(vii).

“Bowater Agreement” means the Asset Purchase Agreement, dated August 4, 1998, among Bowater Pulp and Paper Canada Inc., Bowater Incorporated, Weyerhaeuser Canada and Weyerhaeuser.

“Bowater Claim” means the claim of Weyerhaeuser and/or Weyerhaeuser Canada against Bowater Canadian Forest Products Inc. and Bowater Incorporated under the Bowater Agreement for the liabilities and obligations described in the notice to arbitrate dated March 17, 2006, as amended through the date hereof, delivered by Weyerhaeuser and Weyerhaeuser Canada to Bowater Canadian Forest Products Inc. and Bowater Incorporated, regardless of whether such claim is settled by arbitration or otherwise.

“Business Day” has the meaning set forth in the Transaction Agreement.

“Canadian Asset Sale” has the meaning set forth in Section 2.07(a).

“Canadian Excluded Assets” means the business, properties, assets, goodwill and rights of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan listed under such heading in Exhibit A.

“Canadian Purchase Agreement” has the meaning set forth in Section 2.07(b).

“Canadian Retained Liabilities” means the obligations, liabilities and commitments of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan listed under such heading in Exhibit A.

“CBA” has the meaning set forth in the Transaction Agreement.

“Closing Date” has the meaning set forth in the Transaction Agreement.

“Closing Working Capital” has the meaning set forth in Section 2.04(a).

“Code” means the U.S. Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder.

“Commission” means the Securities and Exchange Commission.

“Competitive Activities” has the meaning set forth in Section 7.06(a).

“Consents” means any consents, waivers or approvals from, or notification requirements to, any third parties.

“Contracts” has the meaning set forth in Section 2.02(a)(viii).

“Contribution” has the meaning set forth in the recitals.

“Contribution Date” has the meaning set forth in Section 2.01(a).

“Current Assets” has the meaning set forth in Section 2.04(d).

“Current Liabilities” has the meaning set forth in Section 2.04(d).

“Delayed Transfer Assets” means any Newco Assets that this Agreement or any other Transaction Document provides or contemplates are to be transferred to Newco and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval to transfer, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Contribution Date.

“Delayed Transfer Liabilities” means any Newco Liabilities that this Agreement or any other Transaction Document provides or contemplates are to be assumed by Newco and that require the removal of a Legal Impediment or the receipt of a Consent or Governmental Approval for the transfer and assumption of such Newco Liabilities, which Legal Impediment is not removed or Consent or Governmental Approval is not obtained on or prior to the Contribution Date.

“Disabled Newco Employees” has the meaning set forth in the Transaction Agreement.

“Distribution” has the meaning set forth in the recitals.

“Distribution Date” means (i) if the Distribution is effected in whole as a pro rata dividend, the date on which the issued and outstanding shares of Spinco Common Stock are distributed to the holders of Weyerhaeuser Common Stock pursuant to a pro rata dividend, and (ii) if the Distribution is effected in whole or in part as an exchange offer as provided in Section 3.01(c), the date on which the validly tendered Eligible Shares are accepted for payment.

“Domtar” has the meaning set forth in the recitals.

“Domtar Common Shares” has the meaning set forth in the Transaction Agreement.

“Effective Time” has the meaning set forth in the Transaction Agreement.

“Eligible Holders” means (i) to the extent that the Distribution is effected as a pro rata dividend, (A) the holders of record of shares of Weyerhaeuser Common Stock on the Record Date, (B) the holders of record of any Weyerhaeuser Canada Exchangeable Shares on the Record Date, and (C) if and to the extent determined by Weyerhaeuser, the holders of record on the Distribution Date of any Weyerhaeuser Benefit Plan Shares issued by Weyerhaeuser after the Record Date and prior to the Distribution Date, or (ii) to the extent that the Distribution is effected pursuant to an exchange offer, the holders of Eligible Shares validly tendered and not withdrawn pursuant to an exchange offer as provided in Section 3.01(c).

“Eligible Shares” means (i) to the extent that the Distribution is effected as a pro rata dividend, (A) the shares of Weyerhaeuser Common Stock outstanding on the Record Date, (B) the Weyerhaeuser Canada Exchangeable Shares outstanding on the Record Date, and (C) if and to the extent determined by Weyerhaeuser, the Weyerhaeuser Benefit Plan Shares issued by Weyerhaeuser after the Record Date and prior to the Distribution Date, or (ii) to the extent that the Distribution is effected pursuant to an exchange offer, the shares of Weyerhaeuser Common Stock and the Weyerhaeuser Canada Exchangeable Shares outstanding and eligible to accept the exchange offer.

“Environmental Laws” means all applicable federal, state, provincial, local and foreign Laws, Judgments, legally binding agreements and Environmental Permits issued, promulgated or entered into by or with any Governmental Entity, relating to pollution, natural resources, protection or restoration of the environment (including ambient air, surface water, groundwater, land surface or subsurface strata), endangered or threatened species or human health.

“Environmental Liabilities” means all obligations, liabilities, costs or commitments relating to or in respect of environmental, health or safety matters, including (i) the compliance or noncompliance with Environmental Laws, (ii) the alleged or actual presence or Release of, or exposure to, Hazardous Materials, (iii) the offsite transportation, storage, disposal or arrangement for disposal of Hazardous Materials, and (iv) any other obligations, liabilities, costs or commitments relating to Environmental Laws, including, in each case, all investigatory, cleanup and other remediation costs, administrative oversight costs, natural resources damages, property damages, personal injury damages, indemnity, contribution and similar obligations and all costs and expenses, interest, fines, penalties and other monetary sanctions in connection with the foregoing.

“Exchange Act” has the meaning set forth in the Transaction Agreement.

“Exchange Agent” has the meaning set forth in Section 3.03(b).

“Excluded Assets” has the meaning set forth in Section 2.02(b).

“Excluded Benefit Plans” has the meaning set forth in Section 2.03(b)(iii).

“Excluded IRB Indebtedness” means all indebtedness evidenced by industrial revenue bonds issued by any Governmental Entity relating to the Newco Business (including any evidences of such indebtedness) and all Liabilities of Weyerhaeuser or any other member of the Weyerhaeuser Group under Contracts entered into by Weyerhaeuser or such member of the Weyerhaeuser Group in connection therewith, except for the Hawesville IRB Indebtedness and the Marlboro IRB Indebtedness.

“Excluded IRB Rights” means all rights, claims, causes of action and credits of Weyerhaeuser or any other member of the Weyerhaeuser Group in connection with the Excluded IRB Indebtedness, except for the Hawesville IRB Rights and the Marlboro IRB Rights.

“Fiber Supply Agreements” has the meaning set forth in the Transaction Agreement.

“Forest Licenses” means (i) the Amended Sustainable Forest License No. 542461 for the Trout Lake Forest issued by the Ministry of Natural Resources of the Province of Ontario on May 5, 2006, (ii) the Amended Sustainable Forest License No. 541593 for the Wabigoon Forest issued by the Ministry of Natural Resources of the Province of Ontario on May 5, 2006, and (iii) the Prince Albert Forest Management Agreement dated April 1, 2000 between Weyerhaeuser Saskatchewan, Ltd. and Her Majesty the Queen in the Right of the Ministry of Natural Resources.

“Forest Management Employees” has the meaning set forth in Section 2.11(a).

“GAAP” has the meaning set forth in the Transaction Agreement.

“Governmental Approvals” has the meaning set forth in the Transaction Agreement.

“Governmental Entity” has the meaning set forth in the Transaction Agreement.

“Group” means either the Spinco Group or the Weyerhaeuser Group, as the context requires.

“Hawesville IRB Indebtedness” means all indebtedness evidenced by the $600 million Hancock County, Kentucky Industrial Revenue Bonds, Series 1996 (Hawesville) issued pursuant to the Trust Indenture dated December 1, 1996, between Hancock County, Kentucky and the Bank of New York (including any evidences of such indebtedness), as amended by the Agreement of Amendment of Lease Agreement, Trust Indenture and Contract of Purchase dated November 30, 1999 among the County of Hancock, Kentucky, Willamette Industries, Inc., The Bank of New York and Investment Company of Oregon, and all Liabilities of Weyerhaeuser or any member of the Weyerhaeuser Group under Contracts entered into by Weyerhaeuser or such member of the Weyerhaeuser Group in connection therewith.

“Hawesville IRB Rights” means all rights, claims, causes of action and credits of Weyerhaeuser or any other member of the Weyerhaeuser Group in connection with the Hawesville IRB Indebtedness.

“Hazardous Materials” means (i) any petroleum or petroleum products, radioactive materials or wastes, asbestos in any form, urea formaldehyde foam insulation and polychlorinated biphenyls; and (ii) any other chemical, material, substance or waste that in relevant form or concentration is prohibited, limited or regulated under any Environmental Law.

“Indemnified Party” has the meaning set forth in Section 4.06(a).

“Indemnifying Party” has the meaning set forth in Section 4.06(a).

“Indemnitees” means the Spinco Indemnitees and the Weyerhaeuser Indemnitees.

“Intellectual Property” has the meaning set forth in Section 2.02(a)(v).

“Intellectual Property License Agreement” means the license of Intellectual Property by and between Weyerhaeuser and Newco substantially in the form attached as Exhibit B.

“Interim Newco Balance Sheet” has the meaning set forth in the Transaction Agreement.

“Inventory” has the meaning set forth in Section 2.02(a)(ii).

“ITA” has the meaning set forth in the Transaction Agreement.

“Judgment” has the meaning set forth in the Transaction Agreement.

“Laws” has the meaning set forth in the Transaction Agreement.

“Legal Impediment” means a legal impediment preventing or restricting the transfer of a Newco Asset or the assumption of a Newco Liability, as the case may be, in the Contribution as of the Contribution Date.

“Liabilities” has the meaning set forth in Section 2.03(a).

“Liabilities Assumption Documents” has the meaning set forth in Section 2.05.

“LIFO Reserve Amount” has the meaning set forth in Section 2.04(f).

“Losses” has the meaning set forth in Section 4.02.

“Marlboro IRB Indebtedness” means all indebtedness evidenced by the $450,000,000 State of Carolina Marlboro County Fee-In-Lieu-Of-Taxes Industrial Revenue Bond (Willamette Industries, Inc. Project) Series 1991 issued pursuant to an Ordinance of Marlboro County passed on August 8, 1991 and a Bond Purchase Agreement between Marlboro County and Willamette Industries, Inc. dated as of August 1, 1991 (including any evidences of such indebtedness), and all Liabilities of Weyerhaeuser or any member of the Weyerhaeuser Group under Contracts entered into by Weyerhaeuser or any member of the Weyerhaeuser Group in connection therewith.

“Marlboro IRB Rights” means all rights, claims, causes of action and credits of Weyerhaeuser or any other member of the Weyerhaeuser Group in connection with the Marlboro IRB Indebtedness.

“Measurement Date” has the meaning set forth in Section 2.12(b)(3).

“Mill Employee” has the meaning set forth in Section 2.11(a).

“New Benefit Plan” has the meaning set forth in the Transaction Agreement.

“Newco” has the meaning set forth in the heading of this Agreement.

“Newco Assets” has the meaning set forth in Section 2.02(a).

“Newco Benefit Agreement” has the meaning set forth in the Transaction Agreement.

“Newco Benefit Plan” has the meaning set forth in the Transaction Agreement.

“Newco Business” means (i) the uncoated free sheet and paper grade pulp operations as conducted at Weyerhaeuser’s, Weyerhaeuser Saskatchewan’s and Weyerhaeuser Canada’s facilities in Hawesville, Kentucky; Marlboro, South Carolina; Kingsport, Tennessee; Johnsonburg, Pennsylvania; Rothschild, Wisconsin; Dryden, Ontario (Canada); and Prince Albert, Saskatchewan (Canada), (ii) the chip mill, uncoated free sheet, paper grade pulp and fluff pulp operations as conducted at Weyerhaeuser’s facility in Plymouth, North Carolina, (iii) the paper grade pulp operations as conducted at Weyerhaeuser Canada’s facilities in Kamloops, British Columbia (Canada), (iv) the uncoated free sheet converting operations as conducted at Weyerhaeuser’s, Weyerhaeuser Saskatchewan’s and Weyerhaeuser Canada’s facilities listed under the heading ‘Converting’ on Schedule 2.02(a)(i), (v) the forms operations as conducted at Weyerhaeuser’s facilities in Dallas, Texas; Indianapolis, Indiana; Langhorne, Pennsylvania; Rock Hill, South Carolina; and Cerritos, California, (vi) the coated groundwood and TMP operations as conducted at Weyerhaeuser's facility in Columbus, Mississippi, (vii) the chip mill operations as conducted at Weyerhaeuser’s facilities listed under the heading ‘Chip Mills’ on Schedule 2.02(a)(i), (viii) the operations as conducted at Weyerhaeuser’s facilities in Fort Mill, South Carolina, specifically excluding the medium density fiber board and particle board operations conducted at Fort Mill, South Carolina, (ix) the logging and forest management operations as conducted pursuant to the Forest Licenses, (x) the saw mill operations as conducted at Weyerhaeuser Canada’s facilities in Ear Falls, Ontario and at Weyerhaeuser Saskatchewan’s facilities in Big River, Saskatchewan, and (xi) the operations as conducted at Weyerhaeuser’s regional replenishment centers, warehouses and sales offices used in connection with any of the other operations referred to above in this definition; provided, however, that the Newco Business shall in no event include any specialty pulp operations and any operations conducted with the Excluded Assets.

“Newco Canada” has the meaning set forth in the recitals.

“Newco Canada Exchangeco” has the meaning set forth in the recitals.

“Newco Canada Exchangeco Assets” means the business, properties, assets, goodwill and rights of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan listed under such heading in Exhibit A.

“Newco Canada Exchangeco Indemnitees” has the meaning set forth in Section 4.04.

“Newco Canada Exchangeco Liabilities” means the obligations, liabilities and commitments of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan listed under such heading in Exhibit A.

“Newco Canadian Pension Plans” has the meaning set forth in the Transaction Agreement.

“Newco Contribution” has the meaning set forth in the recitals.

“Newco Employees” has the meaning set forth in the Transaction Agreement.

“Newco Equity Interests” has the meaning set forth in the recitals.

“Newco Holding” has the meaning set forth in the recitals.

“Newco Liabilities” has the meaning set forth in Section 2.03(a).

“Newco Subsidiaries” has the meaning set forth in the Transaction Agreement.

“Newco U.S. Pension Plans” has the meaning set forth in the Transaction Agreement.

“New Debt” means the indebtedness to be incurred by Spinco pursuant to the New Debt Commitment Letter.

“New Debt Amount” means $1,350,000,000.

“New Debt Commitment Letter” has the meaning set forth in the recitals.

“Notice of Disagreement” has the meaning set forth in Section 2.04(b).

“NYSE” means the New York Stock Exchange, Inc.

“Permits” has the meaning set forth in Section 2.02(a)(vii).

“Person” means an individual, a general or limited partnership, a corporation, a trust, a joint venture, an unincorporated organization, a limited liability entity, any other entity and any Governmental Entity.

“Proceeding” has the meaning set forth in Section 2.03(a)(vi).

“Pulp Inventory Adjustment Amount” has the meaning set forth in Section 2.04(f).

“Record Date” means the close of business on a date to be determined by the Weyerhaeuser Board of Directors as the record date for determining the shareholders of Weyerhaeuser and, if applicable, the holders of Weyerhaeuser Canada Exchangeable Shares, in each case entitled to receive shares of Spinco Common Stock in the Distribution if the Distribution is effected, in whole or in part, as a pro rata dividend.

“Records” has the meaning set forth in Section 2.02(a)(xii).

“Release” means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Retained Benefit Liabilities” has the meaning set forth in Section 2.03(b)(iii).

“Retained Liabilities” has the meaning set forth in Section 2.03(b).

“Retained Names” means the names and marks set forth on Schedule 1.01 and any name or mark derived from, similar to or including any of the foregoing (in each case, in any style or design).

“SEC” has the meaning set forth in the Transaction Agreement.

“Securities Act” means the Securities Act of 1933, as amended, together with the rules and regulations promulgated thereunder.

“Shared Accounts Payable” has the meaning set forth in Section 2.03(a)(xi).

“Shared Accounts Receivable” has the meaning set forth in Section 2.02(a)(xx).

“Shared Inventory” has the meaning set forth in Section 2.02(a)(xix).

“Shared Payment Amount” has the meaning set forth in Section 2.04(f).

“Site Services Agreements” has the meaning set forth in the Transaction Agreement.

“Spinco” has the meaning set forth in the heading of this Agreement.

“Spinco Common Stock” has the meaning set forth in the recitals.

“Spinco Contribution” has the meaning set forth in the recitals.

“Spinco Group” means Spinco, Newco, each subsidiary of Newco and each other Person that is controlled directly or indirectly by Spinco.

“Spinco Indemnitees” has the meaning set forth in Section 4.02.

“Statement” has the meaning set forth in Section 2.04(a).

“subsidiary” of any Person means any corporation or other organization whether incorporated or unincorporated of which at least a majority of the securities or interests having by the terms thereof ordinary voting power to elect at least a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled (i) by such Person, (ii) by any one or more of such Person’s subsidiaries, or (iii) by such Person and one or more of its subsidiaries; provided, however, that no Person that is not directly or indirectly wholly-owned by any other Person shall be a subsidiary of such other Person unless such other Person controls, or has the right, power or ability to control, that Person.

“Taxes” has the meaning set forth in the Tax Sharing Agreement.

“Tax Sharing Agreement” has the meaning set forth in the Transaction Agreement.

“Technology” has the meaning set forth in Section 2.02(a)(vi).

“Third Party Claim” has the meaning set forth in Section 4.06(a).

“Transaction Agreement” has the meaning set forth in the recitals.

“Transaction Debt” has the meaning set forth in the Transaction Agreement.

“Transaction Documents” has the meaning set forth in the Transaction Agreement.

“Transferred Contracts” has the meaning set forth in Section 2.02(a)(viii).

“Transferred Employee” has the meaning set forth in the Transaction Agreement.

“Transferred Equipment” has the meaning set forth in Section 2.02(a)(iii).

“Transferred Intellectual Property” has the meaning set forth in Section 2.02(a)(v).

“Transferred Inventory” has the meaning set forth in Section 2.02(a)(ii).

“Transferred Permits” has the meaning set forth in Section 2.02(a)(vii).

“Transferred Real Property” has the meaning set forth in Section 2.02(a)(i).

“Transferred Records” has the meaning set forth in Section 2.02(a)(xii).

“Transferred Technology” has the meaning set forth in Section 2.02(a)(vi).

“Transition Services Agreement” has the meaning set forth in the Transaction Agreement.

“U.S. WC Newco Employees” has the meaning set forth in the Transaction Agreement.

“Wapawekka Lumber” means Wapawekka Lumber Ltd., a corporation incorporated under the laws of Saskatchewan, in which Weyerhaeuser Canada is a shareholder.

“Wapawekka Lumber Partnership” means Wapawekka Lumber Limited Partnership, a partnership formed under the laws of Saskatchewan, in which Weyerhaeuser Saskatchewan and Wapawekka Lumber are partners.

“Weyerhaeuser” has the meaning set forth in the heading of this Agreement.

“Weyerhaeuser Benefit Plan Shares” means, to the extent the Distribution is effected in the form of a pro rata dividend, the shares of Weyerhaeuser Common Stock issued by Weyerhaeuser after the Record Date and prior to the Distribution Date pursuant to any benefit plan (including any stock option plan, SAR arrangement or restricted stock arrangement) maintained by Weyerhaeuser to any director, officer or employee of Weyerhaeuser or its subsidiaries.

“Weyerhaeuser Business” means: (i) the business and operations of the Weyerhaeuser Group other than the Newco Business, (ii) all other businesses and operations acquired or commenced by any member of the Weyerhaeuser Group at any time after the Contribution Date, and (iii) any terminated, divested or discontinued businesses or operations that at the time of termination, divestiture or discontinuation did not primarily relate to the Newco Business as then conducted.

“Weyerhaeuser Canada” means Weyerhaeuser Company Limited, a corporation incorporated under the laws of Canada and an indirect subsidiary of Weyerhaeuser.

“Weyerhaeuser Canada Exchangeable Shares” means the shares of Weyerhaeuser Canada issued in connection with the acquisition by Weyerhaeuser of MacMillan Bloedel Limited, which are exchangeable from time to time for shares of Weyerhaeuser Common Stock in accordance with the terms and conditions as set forth in Appendix 1 to the Plan of Arrangement attached as Schedule D to the Transaction Agreement dated June 20, 1999 among Weyerhaeuser, 586476 B.C. Ltd. and MacMillan Bloedel Limited, as such terms and conditions may be amended prior to the Effective Time.

“Weyerhaeuser Canada Indemnitees” has the meaning set forth in Section 4.05(a).

“Weyerhaeuser Common Stock” means outstanding shares of common stock of Weyerhaeuser, par value $1.25 per share.

“Weyerhaeuser Group” means Weyerhaeuser, each subsidiary of Weyerhaeuser and any other Person that is controlled directly or indirectly by Weyerhaeuser (other than any member of the Spinco Group).

“Weyerhaeuser Indemnitees” has the meaning set forth in Section 4.03.

“Weyerhaeuser Insurance Policies” has the meaning set forth in Section 6.01(a).

“Weyerhaeuser Saskatchewan” means Weyerhaeuser Saskatchewan Ltd., a corporation incorporated under the laws of Saskatchewan and a wholly-owned subsidiary of Weyerhaeuser Canada.

“Weyerhaeuser Stock Plans” has the meaning set forth in the Transaction Agreement.

“Working Capital” has the meaning set forth in Section 2.04(d).

“Working Capital Principles” has the meaning set forth in Section 2.04(d).

ARTICLE II

The Contribution

SECTION 2.01.   Transfer of Assets and Assumption of Liabilities between Weyerhaeuser and Newco. (a) At a time on or prior to the Distribution Date (the “Contribution Date”), Weyerhaeuser shall, and shall cause any other applicable members of the Weyerhaeuser Group to, sell, assign, transfer, convey and deliver to Newco, and Newco shall accept from Weyerhaeuser and any such members of the Weyerhaeuser Group, all of Weyerhaeuser’s and such members’ right, title and interest in, to and under all the Newco Assets other than the Delayed Transfer Assets in exchange for (i) the Newco Equity Interests issued pursuant to Section 2.01(e), and (ii) the assumption and agreement by Newco to pay, perform and discharge all the Newco Liabilities other than the Delayed Transfer Liabilities as provided in Section 2.01(b).

(b)   On the Contribution Date, Newco shall irrevocably assume and agree to faithfully pay, perform and discharge when due all the Newco Liabilities other than the Delayed Transfer Liabilities in exchange for the sale, assignment, transfer, conveyance or delivery by Weyerhaeuser or any other member of the Weyerhaeuser Group of all the Newco Assets other than the Delayed Transfer Assets as provided in Section 2.01(a).

(c)   Anything in this Agreement to the contrary notwithstanding, Weyerhaeuser shall not be obligated to assign, transfer, convey or deliver to Newco and Newco shall not be obligated to assume any of the rights and obligations under any Delayed Transfer Asset or Delayed Transfer Liability until such time as all Legal Impediments are removed and/or all Consents and/or Governmental Approvals necessary for the legal transfer and/or assumption thereof are obtained. Each of the parties hereto agrees that the Delayed Transfer Assets shall be assigned, transferred, conveyed and delivered, and any Delayed Transfer Liabilities shall be assumed, in accordance with the provisions of Section 2.09. On the Contribution Date, Weyerhaeuser shall deliver to Newco a schedule setting forth all material Delayed Transfer Assets and Delayed Transfer Liabilities existing as of the Contribution Date.

(d)   In the event that at any time or from time to time (whether prior to or after the Distribution Date), any party hereto (or any member of such party’s respective Group), shall receive or otherwise possess any asset that is allocated to any other Person pursuant to this Agreement or any other Transaction Document, such party shall promptly transfer, or cause to be transferred, such asset to the Person so entitled thereto. Prior to any such transfer, the Person receiving or possessing such asset shall hold such asset in trust for any such other Person.

(e)   Simultaneously with the Newco Contribution, Newco shall issue additional units of Newco Equity Interests to Weyerhaeuser, as its sole member, in consideration for the transfer of the Newco Assets and assumption of the Newco Liabilities in accordance with this Section 2.01.

SECTION 2.02.   Newco Assets. (a) For purposes of this Agreement, “Newco Assets” means all the business, properties, assets, goodwill and rights (including lease, license and other contractual rights) of whatever kind and nature, real or personal, tangible or intangible, that are owned by Weyerhaeuser or any other member of the Weyerhaeuser Group immediately prior to the Contribution and used or held for use primarily in the operation or conduct of the Newco Business, other than (A) the Excluded Assets and (B) as otherwise provided for in this Section 2.02(a), which Newco Assets shall include (in each case, other than the Excluded Assets):

(i)  all owned real property, leaseholds and other interests in real property of Weyerhaeuser or any other member of the Weyerhaeuser Group used or held for use primarily in the operation or conduct of the Newco Business, including the owned real property, leaseholds and other interests in real property set forth on Schedule 2.02(a)(i), in each case together with Weyerhaeuser’s and any other member of the Weyerhaeuser Group’s right, title and interest in, to and under all plants, facilities, buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Transferred Real Property”);

(ii)  all raw materials, work-in-process, finished goods and products, supplies, parts and other inventories owned by Weyerhaeuser or any other member of the Weyerhaeuser Group (“Inventory”) that as of the close of business on the Contribution Date are located on the Transferred Real Property and all other Inventory as of the close of business on the Contribution Date, in each case that are used or held for use primarily in the operation or conduct of the Newco Business or produced by the Newco Business for use in or sale by the Newco Business (the “Transferred Inventory”);

(iii)  (A) all other tangible personal property and interests therein owned by Weyerhaeuser or any other member of the Weyerhaeuser Group (including all machinery, equipment, furniture, furnishings, tools and vehicles owned by Weyerhaeuser or any other member of the Weyerhaeuser Group) that are used or held for use primarily in the operation or conduct of the Newco Business, and (B) the machinery and equipment set forth on Schedule 2.02(a)(iii) (collectively, the “Transferred Equipment”);

(iv)  all accounts receivable solely arising out of the operation or conduct of the Newco Business;

(v)   (A) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing (collectively, the “Intellectual Property”), in each case that are owned by Weyerhaeuser or any other member of the Weyerhaeuser Group and used or held for use primarily in the operation or conduct of the Newco Business, including the Intellectual Property set forth on Schedule 2.02(a)(v) (the “Transferred Intellectual Property”), and (B) all rights, if any, owned by Weyerhaeuser or any other member of the Weyerhaeuser Group in the name and mark “Willamette”;

(vi)  all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, business potential analysis, strategic plans, consultants reports, technical reports and marketing know-how (“Technology”), in each case that are owned by Weyerhaeuser or any other member of the Weyerhaeuser Group and used or held for use solely in the operation or conduct of the Newco Business (the “Transferred Technology”);

(vii)  all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) set forth on Schedule 2.02(a)(vii), and all other Permits that are held by Weyerhaeuser or any other member of the Weyerhaeuser Group and used or held for use primarily in the operation or conduct of the Newco Business, in each case to the extent such Permits are transferable (the “Transferred Permits”);

(viii)  all written contracts, leases, subleases, licenses, notes, bonds, debentures, indentures, guarantees, agreements, commitments and all other legally binding instruments, arrangements and understandings (“Contracts”) to which Weyerhaeuser or any other member of the Weyerhaeuser Group is a party or by which Weyerhaeuser or any other member of the Weyerhaeuser Group is bound that are set forth on Schedule 2.02(a)(viii), and all other Contracts to which Weyerhaeuser or any other member of the Weyerhaeuser Group is a party or by which Weyerhaeuser or any other member of the Weyerhaeuser Group is bound that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Newco Business (the “Transferred Contracts”);

(ix)  all rights of Weyerhaeuser or any other member of the Weyerhaeuser Group in and to products sold or leased (including products returned after the Contribution Date and rights of Weyerhaeuser or any other member of the Weyerhaeuser Group of rescission, replevin and reclamation) primarily in the operation or conduct of the Newco Business;

(x)  all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Newco Business;

(xi)  all rights, claims, causes of action and credits owned by Weyerhaeuser or any other member of the Weyerhaeuser Group to the extent relating to any Newco Asset or any Newco Liability, including any such items arising under any guarantees, warranties, indemnities, rights of recovery, rights of set-off and similar rights in favor of Weyerhaeuser or any other member of the Weyerhaeuser Group in respect of any Newco Asset or any Newco Liability;

(xii)  subject to Section 7.01, all books, records and other documents (including all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) owned by Weyerhaeuser or any other member of the Weyerhaeuser Group (“Records”) (A) that as of the close of business on the Contribution Date are located at the Transferred Real Property and that are used or held for use primarily in, or that arise primarily out of, the conduct or operation of the Newco Business, or (B) that as of the close of business on the Contribution Date are not located at the Transferred Real Property and that are solely used or held for use in the conduct or operation of the Newco Business (collectively, the “Transferred Records”);

(xiii)  all goodwill owned by Weyerhaeuser or any other member of the Weyerhaeuser Group generated by or associated with the Newco Business or the Newco Assets;

(xiv)  all assets owned by Weyerhaeuser or any other member of the Weyerhaeuser Group that are expressly contemplated by the Tax Sharing Agreement as assets to be transferred to Newco or any other member of the Spinco Group;

(xv)  all rights of Newco or any other member of the Spinco Group under this Agreement or any other Transaction Document;

(xvi)  all assets to be transferred to Newco or any member of the Spinco Group set forth on Schedule 2.02(a)(xvi) (the “Benefit Plan Assets”);

(xvii)  all Hawesville IRB Rights and Marlboro IRB Rights;

(xviii)  all other assets, properties, goodwill and rights of Weyerhaeuser or any other member of the Weyerhaeuser Group reflected in the Interim Newco Balance Sheet other than assets, properties, goodwill and rights that are (A) sold, disposed or otherwise transferred after the date of such balance sheet, or (B) set forth on Schedule 2.02(a)(xviii);

(xix)  all finished pulp manufactured at the Transferred Real Property owned by Weyerhaeuser or any other member of the Weyerhaeuser Group and that, as of the close of business on the Contribution Date, is located at Weyerhaeuser’s facilities other than the Transferred Real Property to the extent allocated to Newco in accordance with Schedule 2.04(d) (the “Shared Inventory”); and

(xx)  all accounts receivable with respect to pulp sales pursuant to which a payment is owed by a third party to the Newco Business and the Weyerhaeuser Business to the extent allocated to Newco in accordance with Schedule 2.04(d) (the “Shared Accounts Receivable”).

(b)   For the purposes of this Agreement, “Excluded Assets” shall mean the following assets owned by Weyerhaeuser or any other member of the Weyerhaeuser Group:

(i)  all assets set forth on Schedule 2.02(b)(i) or 2.02(a)(xviii);

(ii)  all cash and cash equivalents;

(iii)  subject to Section 6.01, all insurance policies and all rights and claims thereunder and any proceeds thereof;

(iv)  all rights, claims and credits to the extent relating to any Excluded Asset or any Retained Liability, including any such items arising under any guarantees, warranties, indemnities and similar rights in favor of Weyerhaeuser or any other member of the Weyerhaeuser Group in respect of any Excluded Asset or any Retained Liability;

(v)  all shares of capital stock of, or other equity interests in, any affiliate of Weyerhaeuser or any other Person (in each case, other than the Newco Subsidiaries, Wapawekka Lumber and Wapawekka Lumber Partnership);

(vi)  all assets (other than the Benefit Plan Assets) relating to any employee benefit plan in which any employees of Weyerhaeuser or any of its affiliates participate;

(vii)  subject to Section 7.01 of this Agreement or, as applicable, Section 5.09 of the Tax Sharing Agreement, all financial and tax Records relating to the Newco Business that form part of Weyerhaeuser’s or any other member of the Weyerhaeuser Group’s general ledger;

(viii)  all (A) Records that are not Transferred Records, and (B) Records prepared in connection with the sale or transfer of the Newco Business, including bids received from third parties and analyses relating to the Newco Business;

(ix)  all rights of Weyerhaeuser or any other member of the Weyerhaeuser Group under this Agreement or any other Transaction Document;

(x)  the Retained Names;

(xi)  all owned real property, leaseholds and other interests in real property set forth on Schedule 2.02(b)(xi) and all owned real property, leaseholds and other interests that are not Transferred Real Property, in each case together with Weyerhaeuser’s and any other member of the Weyerhaeuser Group’s right, title and interest in, to and under all buildings, improvements and fixtures thereon and all other appurtenances and real property rights pertaining thereto;

(xii)  all Intellectual Property set forth on Schedule 2.02(b)(xii) and all other Intellectual Property that is not Transferred Intellectual Property;

(xiii)  all Technology that is used or held for use in Weyerhaeuser’s fluff pulp and specialty pulp operations and all other Technology that is not Transferred Technology;

(xiv)  all Permits set forth on Schedule 2.02(b)(xiv) and all other Permits that are not Transferred Permits;

(xv)  all Contracts set forth on Schedule 2.02(b)(xv) and all other Contracts that are not Transferred Contracts;

(xvi)  all accounts receivable pursuant to which a payment is owed (i) by any member of the Weyerhaeuser Group to any other member of the Weyerhaeuser Group, or (ii) by the Weyerhaeuser Business to the Newco Business;

(xvii)  any other property or assets not constituting Newco Assets;

(xviii)  all corporate-level services of the type provided as of the date of this Agreement to the Newco Business by Weyerhaeuser or any of its affiliates;

(xix)  all tangible personal property and interests therein (including all machinery, equipment, furniture, furnishings, tools and vehicles) set forth on Schedule 2.02(b)(xix) and all other tangible personal property that is not Transferred Equipment;

(xx)  all Excluded IRB Rights;

(xxi)  the Newco Canada Exchangeco Assets and Canadian Excluded Assets;

(xxii)  all assets that are expressly contemplated by the Tax Sharing Agreement as assets to be retained by Weyerhaeuser or any other member of the Weyerhaeuser Group;

(xxiii)  the Bowater Claim;

(xxiv)  all finished pulp manufactured at the Transferred Real Property owned by Weyerhaeuser or any other member of the Weyerhaeuser Group and that, as of the close of business on the Contribution Date, is located at Weyerhaeuser’s facilities other than the Transferred Real Property, other than the Shared Inventory; and

(xxv)  all accounts receivable with respect to pulp sales pursuant to which a payment is owed by a third party to the Newco Business and the Weyerhaeuser Business, other than the Shared Accounts Receivable.

For purposes of this Section 2.02(b) only, the “Newco Business” has the meaning given to such term in Article I without regards to the proviso in such definition.

SECTION 2.03.   Newco Liabilities. (a) For the purposes of this Agreement, “Newco Liabilities” shall mean all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (“Liabilities”), of Weyerhaeuser or any other member of Weyerhaeuser Group arising out of or primarily relating to the Newco Assets, the Newco Business or the operation or conduct of the Newco Business prior to, on or after the Contribution Date, excluding the Retained Liabilities, which Newco Liabilities shall include (in each case, other than the Retained Liabilities):

(i)  all Liabilities under the Transferred Contracts and the Transferred Permits;

(ii)  all accounts payable and accrued liabilities solely arising out of the operation or conduct of the Newco Business;

(iii)     all Liabilities arising out of or primarily relating to any and all products manufactured or sold by the Newco Business at any time, including obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other claims relating to such products;

(iv)     all Liabilities arising as a result of at any time being the owner, lessee or occupant of, or the operator of the activities conducted at, the Transferred Real Property;

(v)     all Environmental Liabilities at any time arising out of or primarily relating to the operation or conduct of the Newco Business or the ownership of, or activities conducted at, the Transferred Real Property;

(vi)    all Liabilities in respect of any suit, action or proceeding (a “Proceeding”), pending or threatened, and claims, whether or not presently asserted, at any time arising out of or primarily relating to the operation or conduct of the Newco Business;

(vii)   all employment and employee benefit-related Liabilities with respect to Transferred Employees and their dependents and beneficiaries (regardless of when or whether such Liabilities arose, arise, were or are incurred), including under or with respect to any Newco Benefit Plan or Newco Benefit Agreement set forth on Schedule 2.03(a)(vii), other than the Retained Benefit Liabilities (the “Benefit Plan Liabilities”);

(viii)  all Liabilities to be expressly assumed by any member of the Spinco Group pursuant to this Agreement or the other Transaction Documents (including all Taxes to the extent responsibility therefor is assigned to Spinco under the Tax Sharing Agreement);

(ix)     all Liabilities to the extent arising out of the Hawesville IRB Indebtedness and the Marlboro IRB Indebtedness;

(x)      all Liabilities reflected in the Interim Newco Balance Sheet other than Liabilities discharged after the date of such balance sheet; and

(xi)     all accounts payable with respect to pulp liabilities pursuant to which a payment is owed collectively by the Newco Business and the Weyerhaeuser Business to any third party to the extent allocated to Newco in accordance with Schedule 2.04(d) (the “Shared Accounts Payable”).

(b)  For the purposes of this Agreement, “Retained Liabilities” shall mean the following Liabilities of Weyerhaeuser or any other member of the Weyerhaeuser Group:
(i)  all Liabilities not constituting Newco Liabilities;

(ii)  the Newco Canada Exchangeco Liabilities and Canadian Retained Liabilities;

(iii)  all Liabilities (A) under the Weyerhaeuser Stock Plans (other than any Liabilities with respect to Spinco equity awards issued or required to be issued pursuant to Section 6.08 of the Transaction Agreement) and the Newco U.S. Pension Plans, (B) under or with respect to any Newco Benefit Plan or any Newco Benefit Agreement not set forth on Schedule 2.03(a)(vii), and (C) arising out of claims for medical benefits incurred on or prior to Closing (such plans, collectively, the “Excluded Benefit Plans” and such Liabilities, collectively, the “Retained Benefit Liabilities”);

(iv)  all Liabilities to be expressly retained or assumed by any member of the Weyerhaeuser Group pursuant to this Agreement or the other Transaction Documents (including all Taxes to the extent responsibility therefor is assigned to Weyerhaeuser under the Tax Sharing Agreement);

(v)  all Liabilities under Environmental Laws arising out of or primarily relating to real property, plants and other facilities formerly owned or leased by Weyerhaeuser or any member of the Weyerhaeuser Group and not included in the Transferred Real Property;

(vi)  all Liabilities to the extent arising out of the Excluded IRB Indebtedness;

(vii)  all accounts payable pursuant to which a payment is owed (i) by any member of the Weyerhaeuser Group to any other member of the Weyerhaeuser Group, or (ii) by the Newco Business to the Weyerhaeuser Business;

(viii)  all Liabilities to the extent arising out of (x) any exposure to asbestos or asbestos-containing materials present in products formerly manufactured at facilities located on the Transferred Real Property or at any other facility now or formerly owned by Weyerhaeuser or any member of the Weyerhaeuser Group or (y) the pre-closing manufacture of these products at such facilities;

(ix)  all accounts payable with respect to pulp liabilities pursuant to which a payment is owed collectively by the Newco Business and the Weyerhaeuser Business to any third party, other than the Shared Accounts Payable; and

(x)  all Liabilities set forth on Schedule 2.03(b)(x).

SECTION 2.04.   Post-Closing Working Capital Adjustment.  (a)  The Statement. Within 60 days after the Closing Date, Weyerhaeuser shall prepare and deliver to Spinco a statement (the “Statement”), setting forth (i) Working Capital of the Newco Business as of the close of business on the day prior to the Closing Date (“Closing Working Capital”), and (ii) the amounts of Shared Inventory, Shared Accounts Receivable and Shared Accounts Payable as of the close of business on the day prior to the Closing Date. Spinco shall provide reasonable assistance to Weyerhaeuser in the preparation of the Statement and shall provide Weyerhaeuser reasonable access at all reasonable times to the personnel, properties, books and records of the Newco Business for such purpose.

(b)   Objections; Resolution of Disputes. The Statement shall become final and binding upon the parties on the 30th day following delivery thereof, unless Spinco gives written notice of its disagreement with the Statement (a “Notice of Disagreement”) to Weyerhaeuser prior to such date. Any Notice of Disagreement shall (i) specify in reasonable detail the nature of any disagreement so asserted, and (ii) only include disagreements based on mathematical errors or based on Closing Working Capital not being calculated in accordance with this Section 2.04. If a Notice of Disagreement is received by Weyerhaeuser in a timely manner, then the Statement (as revised in accordance with this sentence) shall become final and binding upon Weyerhaeuser and Spinco on the earlier of (A) the date Weyerhaeuser and Spinco resolve in writing any differences they have with respect to the matters specified in the Notice of Disagreement, and (B) the date any disputed matters are finally resolved in writing by the Accounting Firm. During the 30-day period following the delivery of a Notice of Disagreement, Weyerhaeuser and Spinco shall seek in good faith to resolve in writing any differences that they may have with respect to the matters specified in the Notice of Disagreement. At the end of such 30-day period, Weyerhaeuser and Spinco shall submit to an independent accounting firm (the “Accounting Firm”) for arbitration any and all matters that remain in dispute and were properly included in the Notice of Disagreement. The Accounting Firm shall be Deloitte & Touche LLP or, if such firm is unable or unwilling to act, such other nationally recognized independent public accounting firm as shall be agreed upon by the parties hereto in writing. Weyerhaeuser and Spinco shall use reasonable efforts to cause the Accounting Firm to render a decision resolving the matters submitted to the Accounting Firm within 30 days of receipt of the submission. Judgment may be entered upon the determination of the Accounting Firm in any court having jurisdiction over the party against which such determination is to be enforced. The cost of any arbitration (including the fees and expenses of the Accounting Firm and reasonable attorney fees and expenses of the parties) pursuant to this Section 2.04 shall be equally shared by Spinco and Weyerhaeuser. Other than the fees and expenses referred to in the immediately preceding sentence, the fees and disbursements of Weyerhaeuser’s independent auditors shall be borne by Weyerhaeuser and the fees and disbursements of Spinco’s independent auditors shall be borne by Spinco.

(c)   Adjustment Payment. If the Closing Working Capital is less than $500,000,000, Weyerhaeuser shall, within ten business days after the Statement becomes final and binding on the parties, pay to Spinco the amount by which Closing Working Capital is less than $500,000,000. If the Closing Working Capital exceeds $600,000,000, Spinco shall, within 10 Business Days after the Statement becomes final and binding on the parties, pay to Weyerhaeuser the amount by which Closing Working Capital exceeds $600,000,000. Any payment made pursuant to this Section 2.04(c) shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two business days prior to such payment by the party entitled to receive such payment together with interest thereon at a rate of interest per annum equal to the rate of interest from time to time announced publicly by JPMorgan Chase Bank as its prime rate, calculated on the basis of the actual number of days elapsed divided by 365, from the Closing Date to the date of payment.

(d)   Working Capital. The term “Working Capital” means Current Assets minus Current Liabilities. The terms “Current Assets” and “Current Liabilities” mean the current assets and current liabilities, respectively, of the portion of the Newco Business, calculated in the same way, using the same methods, policies, principles and methodologies, as the line items on the Interim Newco Balance Sheet, subject to adjustment in accordance with the Working Capital Principles. Closing Working Capital shall include the Shared Payment Amount. Without limiting the generality of the foregoing, Closing Working Capital is to be calculated (i) using the methods, policies, principles and methodologies set forth on Schedule 2.04(d), whether or not doing so is in accordance with (A) the methods used for calculating Working Capital on the Interim Newco Balance Sheet or (B) GAAP, (ii) if Schedule 2.04(d) does not set forth relevant methods, policies, principles and methodologies, the Closing Working Capital is to be calculated in the same way, using the same methods, policies, principles and methodologies, as were used by Weyerhaeuser in preparation of the Interim Newco Balance Sheet, whether or not doing so is in accordance with GAAP, and (iii) if no relevant methods, policies, principles and methodologies are available pursuant to the foregoing clauses (i) and (ii), the Closing Working Capital is to be calculated in accordance with GAAP applied in a manner consistent with Weyerhaeuser’s historic methods, policies, principles and methodologies excluding any effects of the transactions contemplated by this Agreement. The foregoing principles are referred to in this Agreement as the “Working Capital Principles”. Closing Working Capital is to be calculated as of close of business on the day prior to the Closing Date in accordance with the Working Capital Principles. The scope of the disputes to be resolved by the Accounting Firm as provided in Section 2.04(b) shall be solely limited to whether such calculation was done in accordance with the Working Capital Principles, and whether there were mathematical errors in the Statement. Under no circumstances shall the Accounting Firm be authorized or permitted to make any other determination or adjustment based on GAAP if Working Capital Principles can be determined pursuant to clauses (i) and (ii) of the definition thereof. For purposes of this Section 2.04(d), any items on or omissions from the Interim Newco Balance Sheet that are based upon errors of fact or mathematical errors or that are not in accordance with GAAP shall be retained for purposes of calculating Closing Working Capital. Without limiting the generality of the foregoing, the Accounting Firm is not authorized or permitted to make any determination as to the accuracy of any representation or warranty in this Agreement or as to compliance by Weyerhaeuser with any of its covenants in this Agreement (other than in this Section 2.04).

(e)   Post-Closing Books and Records. Following the Closing Date, neither Spinco nor Weyerhaeuser shall take any actions with respect to the accounting books and records of the Business on which the Statement is to be based that would affect the Statement. During the period of time from and after the Closing Date through the resolution of any payment contemplated by Section 2.04(c) or 2.04(f), each of Spinco and Weyerhaeuser shall afford to each other and their respective accountants and counsel in connection with any actions contemplated by this Section 2.04 reasonable access during normal business hours to all the properties, books, contracts, personnel and records of such party relevant to the Statement, the Notice of Disagreement and any payments contemplated by this Section 2.04.

(f)   Shared Payment Amount. On the day that Weyerhaeuser delivers to Spinco the Statement in accordance with Section 2.04(a), Weyerhaeuser shall pay to Spinco an amount equal to (1)(A) the sum of the amount of Shared Accounts Receivable and the amount of Shared Inventory, in each case as reflected on the Statement, minus (B) the amount of the Shared Accounts Payable as reflected on the Statement (the amount so calculated, the “Shared Payment Amount”), plus (2) an amount (the “Pulp Inventory Adjustment Amount”) equal to 100% of the sum of (A) the LIFO reserve applicable to the Shared Inventory reflected on the Statement (the “LIFO Reserve Amount”) and (B) an amount equal to 5% multiplied by the sum of the Shared Inventory, as reflected in the Statement, and the LIFO Reserve Amount. On the day that the Statement becomes final in accordance with Section 2.04(b), (i) if the Statement (as revised in accordance with Section 2.04(b)) reflects an increase in the Shared Payment Amount or the Pulp Inventory Adjustment Amount, Weyerhaeuser shall pay to Spinco the amount of such increase, and (ii) if the Statement (as revised in accordance with Section 2.04(b)) reflects a decrease in the Shared Payment Amount or the Pulp Inventory Adjustment Amount, Spinco shall pay to Weyerhaeuser the amount of such decrease. Any payment made pursuant to this Section 2.04(f) shall be made by wire transfer in immediately available funds to one or more accounts designated in writing at least two Business Days prior to such payment by the party entitled to receive such payment together. The payment pursuant to this Section 2.04(f) shall be independent of whether a payment is due pursuant to Section 2.04(c). Immediately following the Effective Time, (i) Newco shall transfer and assign to Weyerhaeuser the Shared Inventory and the Shared Accounts Receivable, and (ii) Weyerhaeuser shall assume from Newco the Shared Accounts Receivable. At such time, Newco and Spinco shall have no further rights with respect to the Shared Accounts Receivable and the Shared Inventory (which will become Excluded Assets) and shall have no further obligations with respect to the Shared Accounts Payable (which will become Retained Liabilities) other than the right to receive the payments provided for in this Section 2.04(f). Notwithstanding anything to the contrary in the Transaction Documents, Weyerhaeuser shall at any time control the collection of the Shared Accounts Receivables and the sale of the Shared Inventory and Newco and Spinco shall have no rights to dispute at any time any actions or omissions by Weyerhaeuser in connection therewith.

(g)   Allocations and Payments to the Weyerhaeuser Subsidiary. All payments provided for in this Section 2.04, shall be allocated among Weyerhaeuser, Weyerhaeuser Canada and Weyerhaeuser Saskatchewan according to the respective amounts of Working Capital, Shared Accounts Receivable, Shared Accounts Payable and Shared Inventory attributable to each of them as determined by Weyerhaeuser. At Weyerhaeuser’s direction, such payments may be made to or by Weyerhaeuser, Weyerhaeuser Canada or Weyerhaeuser Saskatchewan. Any payments allocable to Weyerhaeuser Canada or Weyerhaeuser Saskatchewan which are received or made by Weyerhaeuser shall be received or made as agent for Weyerhaeuser Canada or, as applicable, Weyerhaeuser Saskatchewan and shall promptly be remitted by Weyerhaeuser to Weyerhaeuser Canada or, as applicable, Weyerhaeuser Saskatchewan (or paid by Weyerhaeuser Canada or, as applicable, Weyerhaeuser Saskatchewan to Weyerhaeuser).

(h)   Tax Treatment. Any payments to Spinco pursuant to this Section 2.04 shall be treated for all Tax purposes as a capital contribution to Spinco. Any payments made by Spinco pursuant to this Section 2.04 shall be treated for all Tax purposes as an adjustment to the value of the consideration paid for the Contribution. This Section 2.04(h) shall not apply to any payment under Section 2.04(f).

SECTION 2.05.   Documents Relating to Transfers of Newco Assets and Assumption of Newco Liabilities. In furtherance of the assignment, transfer and conveyance of Newco Assets and the assumption of Newco Liabilities pursuant to Section 2.01, on or prior to the Contribution Date and, with respect to Delayed Transfer Assets and Delayed Transfer Liabilities, at such time after the Distribution Date as such Delayed Transfer Asset or Delayed Transfer Liability can be transferred (a) Weyerhaeuser shall execute and deliver, and shall cause its subsidiaries to execute and deliver, such bills of sale, deeds, lease assignments and assumptions, leases, subleases, stock powers, certificates of title, assignments of contracts and other instruments of transfer, conveyance and assignment (including supplemental transfer tax forms, if applicable) as and to the extent necessary to evidence the transfer, conveyance and assignment of Weyerhaeuser’s or the applicable subsidiary’s right, title and interest in and to the Newco Assets to Newco (collectively, the “Asset Conveyance Documents”), and (b) Newco shall execute and deliver to Weyerhaeuser such assignments of contracts and other instruments of assumption as and to the extent necessary to evidence the valid and effective assumption by Newco of the Newco Liabilities (collectively, the “Liabilities Assumption Documents”); provided, that any instruments executed and delivered pursuant to this Section 2.05 shall be in a form acceptable to Domtar, which consent shall not be unreasonably withheld or delayed.

SECTION 2.06.  Other Ancillary Agreements. Effective as of the Contribution Date, each of Weyerhaeuser, Spinco and Newco shall execute and deliver, and cause its subsidiaries to execute and deliver, all Ancillary Agreements to which it is a party.

SECTION 2.07.   The Canadian Asset Sale. (a) Subject to Section 7.08, on or prior to the Contribution Date, Newco shall cause Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) to purchase from Weyerhaeuser Canada and Weyerhaeuser Saskatchewan the Newco Canada Exchangeco Assets for fair market value, which shall be an aggregate purchase price of (i) $500,000,000 in cash, and (ii) the assumption by Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) of the Newco Canada Exchangeco Liabilities (the “Canadian Asset Sale”).

(b)   Subject to Section 7.08, in connection with the Canadian Asset Sale, Newco and Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) shall enter into an agreement or agreements with Weyerhaeuser Canada and Weyerhaeuser Saskatchewan (the “Canadian Purchase Agreement”) and such other documents and instruments, in each case in such form as shall be approved by Weyerhaeuser and Domtar, (i) to provide for and evidence the sale of the Newco Canada Exchangeco Assets to Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) and the assumption of the Newco Canada Exchangeco Liabilities by Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco), (ii) to provide for indemnification of Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) as provided in Sections 4.04 and 4.05, (iii) to provide for the tax elections set forth under such heading in Exhibit A, and (iv) to provide for the assumption of the Assumed Canadian Plans by Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco) pursuant to Section 6.09(g) of the Transaction Agreement.

(c)   Subject to Section 7.08, prior to the Canadian Asset Sale, Weyerhaeuser shall (i) transfer to Newco an amount in cash equal to the purchase price set forth in Section 2.07(a)(i), (ii) cause Newco to transfer such amount to Newco Holding, (iii) cause Newco Holding to transfer, in its turn, such amount to Newco Canada, and (iv) cause Newco Canada to transfer, in its turn, such amount to Newco Canada Exchangeco (or a subsidiary of Newco Canada Exchangeco).

(d)   Prior to the Contribution and with the consent of Domtar, Weyerhaeuser and Newco shall agree to the Schedules for attachment to Exhibit A.

SECTION 2.08.   Disclaimer of Representations and Warranties. EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT, (A) NONE OF WEYERHAEUSER OR ANY MEMBER OF THE WEYERHAEUSER GROUP MAKES ANY REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE NEWCO EQUITY INTERESTS, THE NEWCO ASSETS, THE NEWCO LIABILITIES OR THE NEWCO BUSINESS, ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (INCLUDING ANY CONSENTS OR APPROVALS REQUIRED IN CONNECTION THEREWITH) OR THE BUSINESS, ASSETS, CONDITION OR PROSPECTS (FINANCIAL OR OTHERWISE) OF, OR ANY OTHER MATTER INVOLVING THE NEWCO EQUITY INTERESTS, THE NEWCO ASSETS, THE NEWCO LIABILITIES OR THE NEWCO BUSINESS; (B) ALL OF THE NEWCO EQUITY INTERESTS, THE NEWCO ASSETS TO BE TRANSFERRED OR THE NEWCO LIABILITIES TO BE ASSUMED OR TRANSFERRED IN ACCORDANCE WITH THIS AGREEMENT OR ANY OTHER TRANSACTION DOCUMENT SHALL BE TRANSFERRED OR ASSUMED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR OTHERWISE ARE HEREBY EXPRESSLY DISCLAIMED; AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE CONTRIBUTION, THE DISTRIBUTION OR THE ENTERING INTO OF THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS OR THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 2.09.   Governmental Approvals and Consents. (a) Subject to Section 6.07(c) of the Transaction Agreement, upon the terms and subject to the conditions set forth in this Agreement, each of the parties hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, on the Contribution Date or the Distribution Date, as applicable, the transactions contemplated by this Agreement and the other Transaction Documents, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings (including filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to obtain an approval or waiver from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals or waivers from third parties, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or any other Transaction Document including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

(b)   If the transfer, assignment or assumption of any Delayed Transfer Asset or any Delayed Transfer Liability intended to be transferred, assigned or assumed hereunder is not consummated prior to or at the Contribution Date then the member of the Weyerhaeuser Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall thereafter hold such Delayed Transfer Asset or such Delayed Transfer Liability for the use and benefit, insofar as reasonably practicable, of Newco (at the expense of Newco). In addition, the member of the Weyerhaeuser Group retaining such Delayed Transfer Asset or such Delayed Transfer Liability shall take such other actions in order to place Newco, insofar as reasonably practicable, in the same position as if such Delayed Transfer Asset or such Delayed Transfer Liability had been transferred or assumed as contemplated hereby and so that all the benefits and burdens relating to such Delayed Transfer Asset or such Delayed Transfer Liability, including possession, use, risk of loss, potential for gain, and dominion, control and command over such asset, are to inure from and after the Contribution Date to Newco. To the extent permitted by law and to the extent otherwise permissible in light of any Legal Impediment or required Consent and/or Governmental Approval, Newco shall be entitled to, and shall be responsible for, the management and the benefits and burdens of any Delayed Transfer Asset or any Delayed Transfer Liability not yet transferred to or assumed by it as a result of this Section 2.09(b) and the parties hereto agree to use reasonable best efforts to cooperate and coordinate with respect thereto.

(c)   If and when the Legal Impediments and the Consents and/or Governmental Approvals, the failure to remove or the absence of which caused the deferral of the transfer or assumption of any Newco Asset or Newco Liability pursuant to Section 2.01(c), are removed or obtained, as the case may be, the transfer and assumption of the applicable Newco Asset or Newco Liability shall be promptly effected in accordance with the terms of this Agreement and/or the other applicable Transaction Documents, without the payment of additional consideration. After the Distribution Date, subject to Section 2.09(d), Weyerhaeuser and Newco agree to, and shall cause their respective subsidiaries to, use reasonable best efforts to remove such Legal Impediments and obtain such Consents and/or Governmental Approvals as promptly as practicable.

(d)   The member of the Weyerhaeuser Group retaining a Delayed Transfer Asset or Delayed Transfer Liability due to the deferral of the transfer or assumption of such Newco Asset or Newco Liability pursuant to Section 2.01(c) shall not be obligated, in connection with this Section 2.09, to expend any money unless the necessary funds are advanced by Newco, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Newco. Any member of the Spinco Group holding an Excluded Asset or a Retained Liability improperly transferred to or assumed by the Spinco Group shall not be obligated, in connection with the foregoing, to expend any money unless the necessary funds are advanced by Weyerhaeuser, other than reasonable out-of-pocket expenses, attorneys’ fees and recording or similar fees, all of which shall be promptly reimbursed by Weyerhaeuser.

(e)   If consent to assign the Bowater Agreement is needed but has not been obtained, the Bowater Agreement shall be a Delayed Transfer Asset in accordance with this Section 2.09. In such event, Weyerhaeuser shall pursue, and cause its subsidiaries to pursue, upon written request of Newco and subject to Sections 2.09(b) and 2.09(d), any claims for indemnification or reimbursement with respect to any liabilities and obligations for which the Bowater Agreement provides that Weyerhaeuser and/or Weyerhaeuser Canada has an indemnification or reimbursement claim. To the extent Newco makes any payment with respect to any liability of Weyerhaeuser or Weyerhaeuser Canada for which Weyerhaeuser or Weyerhaeuser Canada would be entitled to indemnification or reimbursement under the Bowater Agreement, Newco shall be subrogated to the maximum extent permitted by applicable Law to all rights of Weyerhaeuser and Weyerhaeuser Canada to indemnification and reimbursement under the Bowater Agreement with respect to such liability, and Weyerhaeuser or Weyerhaeuser Canada shall promptly pay to Newco the proceeds received by Weyerhaeuser or Weyerhaeuser Canada from any claims for indemnification or reimbursement under the Bowater Agreement. The foregoing shall not apply to any liabilities and obligations with respect to the Bowater Claim, which is expressly excluded from this Section 2.09.

SECTION 2.10.   Separation of Contractual Arrangements. (a) Weyerhaeuser and Newco shall in good faith negotiate and use commercially reasonable efforts to enter into a joint purchase agreement with respect to the Contracts that are set forth on Schedule 2.10(a).

(b)   Upon request of Newco after the Effective Time, Weyerhaeuser shall provide reasonable assistance to Newco, at Newco’s expense, so that Newco may, with respect to each Contract set forth on Schedule 2.10(b), either, at Newco’s election, (i) obtain a new Contract between any member of the Spinco Group and the third party to such Contract under terms and conditions acceptable to Newco, or (ii) benefit from such Contract as a partial assignee or sublessee thereunder.

SECTION 2.11.   Employee Matters. (a) Employees. On or prior to the Distribution Date, Weyerhaeuser shall use reasonable best efforts to transfer to the appropriate member of the Spinco Group, including by causing the appropriate member of the Spinco Group to offer employment to, (a) each Newco Employee set forth on Schedule 2.11(a)(i), (b) each Mill Employee other than those set forth on Schedule 2.11(a)(ii), (c) each Newco Employee set forth on Schedule 2.11(a)(iii), (d) each Newco Employee employed in connection with the Forest Licenses in Ontario and Saskatchewan to be transferred to Newco (the “Forest Management Employees”) set forth on Schedule 2.11(a)(iv), and (e) Newco Employees or new hires to perform the functions set forth on Schedule 2.11(a)(v) in accordance with Section 6.09(a)(iii) of the Transaction Agreement, provided, that, with the exception of the new hires included in clause (e), such Newco Employees are employed by Weyerhaeuser or any other member of the Weyerhaeuser Group immediately prior to the Distribution Date. Notwithstanding the foregoing, no Disabled Newco Employee shall be transferred to any member of the Spinco Group other than in accordance with Section 6.09(a)(ii) of the Transaction Agreement. The parties agree that no employee (other than the new hires referenced in clause (e) above) who is not engaged in the Newco Business will be a Transferred Employee. For purposes of this Section 2.11, “Mill Employee” means any Newco Employee employed by Weyerhaeuser or a Weyerhaeuser Subsidiary at the Transferred Real Property immediately prior to the Distribution Date (including any individuals who are not actively at work on the Distribution Date due to vacation, holiday, illness, jury duty, bereavement leave or other authorized leave of absence, Disabled Newco Employees, except to the extent contemplated in Sections 6.09(a)(ii) of the Transaction Agreement and U.S. WC Newco Employees, except to the extent contemplated in Section 6.09(a)(iii) of the Transaction Agreement).

(b)   Transfer of Assets and Assumption of Liabilities. On or prior to the Distribution Date, (i) Weyerhaeuser shall transfer the Benefit Plan Assets to Newco (or the appropriate member of the Spinco Group or New Benefit Plan (including any related trust)), and (ii) Newco (or the appropriate member of the Spinco Group or New Benefit Plan (including any related trust)) shall assume the Benefit Plan Liabilities, in each case in accordance with the provisions of Section 6.09 of the Transaction Agreement.

(c)   Collective Bargaining Agreements. During the period starting on the date of this Agreement and ending on the Distribution Date, as contemplated in Section 6.09 of the Transaction Agreement, Weyerhaeuser shall cause Newco (or the appropriate member of the Spinco Group) to comply in all material respects with CBAs (including all obligations to contribute to any pension plans) that cover one or more Transferred Employees.

(d)   Retiree Benefits. Notwithstanding any provision of this Agreement to the contrary, following the Distribution, if Spinco or any affiliate of Spinco negotiates any changes in benefit levels or cost sharing that increase the retiree benefits for Canadian Newco Employees under a collective bargaining agreement, Spinco shall ensure that such changes will not apply to any persons who retired prior to the Distribution Date. In the event that, notwithstanding the preceding limitation or anything to the contrary in this Agreement, Spinco or any affiliate of Spinco negotiates any changes in benefit levels or cost sharing that increase the retiree benefits under a collective bargaining agreement for Canadian Newco Employees who do not become Transferred Employees and who retired prior to the Distribution Date, Spinco shall promptly reimburse Weyerhaeuser for all costs, expenses or liabilities resulting from such increase and shall indemnify and hold harmless Weyerhaeuser and all its affiliates for any Liabilities arising in connection therewith.

SECTION 2.12.   Transfer of Newco Equity Interests and Issuance of Spinco Common Stock. (a) On the Contribution Date, (i) Weyerhaeuser shall sell, assign, transfer and convey to Spinco all the Newco Equity Interests held by Weyerhaeuser and constituting all the issued and outstanding Newco Equity Interests, (ii) Spinco shall issue and deliver to Weyerhaeuser the number of shares of Spinco Common Stock determined in accordance with Section 2.12(b), and (iii) Spinco shall pay to Weyerhaeuser an amount in cash equal to the New Debt Amount.

(b)   On the Contribution Date, Spinco shall issue to Weyerhaeuser the number of shares of Spinco Common Stock equal to (x) the product, rounded to the nearest whole number, of (i) 11/9, and (ii) the sum of (A) the number of Domtar Common Shares issued and outstanding on the Measurement Date, (B) the number of Domtar Restricted Shares outstanding on the close of business on the Measurement Date to the extent not included in clause (A) above, (C) the aggregate number of Domtar Common Shares issuable pursuant to Domtar DSUs, Domtar PSUs and Domtar Rights, in each case outstanding on the close of business on the Measurement Date, (D) the aggregate number of Domtar Common Shares issuable pursuant to Domtar Options granted after January 1, 2006 outstanding on the close of business on the Measurement Date, and (E) the aggregate number of Domtar Common Shares that would have been issuable pursuant to Exchanged Options (as defined below) outstanding on the close of business on the Measurement Date had the Domtar Options (other than Domtar Options granted after January 1, 2006) been exchanged for Exchanged Options as of the Measurement Date in accordance with the principles set out in the calculation model in Section 1.04(j) of the Domtar Disclosure Letter, minus (y) the sum of (A) the aggregate number of shares of Spinco Common Stock issuable pursuant to Substituted Spinco RSUs, Substituted Spinco SARs and Substituted Spinco Options, and (B) the number of shares of Spinco Common Stock outstanding prior to the Contribution. For purposes of this Section 2.12(b):

(1)
“Domtar Options”, “Amended Replacement Options”, “Domtar Restricted Shares”, “Domtar Rights”, “Domtar DSUs”, “Domtar PSUs”, “Substituted Spinco Options”, “Substituted Spinco SARs” and “Substituted Spinco RSUs” have the meanings set forth in the Transaction Agreement.

(2)
“Exchanged Options” means options to purchase Domtar Common Shares having an exercise price equal to the volume weighted average (rounded to the nearest 1/10,000) of the trading prices of the Domtar Common Shares on the NYSE as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) on the last trading day immediately prior to the Measurement Date.

(3)
“Measurement Date” means (i) if the Distribution is effected in its entirety as a pro rata dividend, the last trading day immediately prior to the Contribution Date, and (ii) to the extent that the Distribution is effected, in whole or in part, pursuant to an exchange offer, the trading day designated by Weyerhaeuser not more than 11 Business Days prior to the Distribution Date.

(4)
The number of shares of Spinco Common Stock issuable pursuant to Substituted Spinco Options, Substituted Spinco SARs and Substituted Spinco RSUs shall be calculated as provided in Section 6.08 of the Transaction Agreement, except that, for purposes of this Section 2.12(b) only, the “Option Exchange Ratio” shall be a fraction (A) the numerator of which shall be the Average Weyerhaeuser Pre-Distribution Price as defined in Section 6.08 of the Transaction Agreement unless on the Measurement Date the Weyerhaeuser Common Stock is trading ex-dividend with respect to the Distribution, in which case the numerator of which shall be the volume weighted average (rounded to the nearest 1/10,000) of the trading prices of Weyerhaeuser Common Stock on the NYSE as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) on the last trading day immediately prior to the Measurement Date on which the Weyerhaeuser Common Stock does not trade ex-dividend with respect to the Distribution, and (B) the denominator of which shall be the Average Spinco Distribution Price as defined in Section 6.08 of the Transaction Agreement unless on the Measurement Date the Average Spinco Distribution Price cannot be determined, in which case the denominator of which shall be the volume weighted average (rounded to the nearest 1/10,000) of the trading prices of the Domtar Common Shares on the NYSE as reported by Bloomberg Financial Markets (or such other source as the parties shall agree in writing) on the last trading day immediately prior to the Measurement Date.

ARTICLE III

The Distribution

SECTION 3.01.   Form of Distribution. (a) Weyerhaeuser may elect to effect the Distribution in the form of either a dividend of shares of Spinco Common Stock distributed to the Eligible Holders on a pro rata basis, an offer to exchange shares of Spinco Common Stock for Eligible Shares or a combination thereof.

(b)   If Weyerhaeuser elects to effect all or a portion of the Distribution in the form of a pro rata dividend, prior to the Distribution Date, the Board of Directors of Weyerhaeuser, in accordance with applicable law, shall establish the Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution and all shares of Spinco Common Stock held by Weyerhaeuser on the Distribution Date shall be distributed to the Eligible Holders as provided in Section 3.03. To the extent the Distribution is effected as an exchange offer followed by a pro rata dividend of the remaining shares of Spinco Common Stock held by Weyerhaeuser, Weyerhaeuser shall use its reasonable best efforts to set the Record Date as the date on which the validly tendered Eligible Shares are accepted for payment or as soon thereafter as practicable.

(c)   If Weyerhaeuser elects to effect all or a portion of the Distribution as an exchange offer of shares of Spinco Common Stock for Eligible Shares, Weyerhaeuser shall determine the terms of such exchange offer, including the number of shares of Spinco Common Stock that shall be offered for each validly tendered Eligible Share, the period during which such exchange offer shall remain open, the procedures for the tender and exchange of shares and all other provisions of such exchange offer, which shall comply with securities law requirements applicable to such exchange offer. In the event the exchange offer is not fully subscribed, any shares of Spinco Common Stock issued to Weyerhaeuser on the Contribution Date that are not exchanged pursuant to the exchange offer will be distributed as a dividend to the Eligible Holders on a pro rata basis with a Record Date established in the same manner as provided in Section 3.01(b).

SECTION 3.02.   The Distribution. (a) Subject to the satisfaction or waiver of the conditions set forth in Section 5.01, to the extent the Distribution is effected as a pro rata dividend, each Eligible Holder shall be entitled to receive for each Eligible Share held by such Eligible Holder a number of shares of Spinco Common Stock equal to the total number of shares of Spinco Common Stock held by Weyerhaeuser on the Distribution Date, in each case after giving effect to any prior Distribution effected as an exchange offer, divided by the sum of (A) the total number of shares of Weyerhaeuser Common Stock outstanding on the Record Date, (B) the total number of shares of Weyerhaeuser Common Stock to be issued upon the exchange of all Weyerhaeuser Canada Exchangeable Shares outstanding on the Record Date, and (C) if and to the extent determined by Weyerhaeuser, the total number of Weyerhaeuser Benefit Plan Shares issued by Weyerhaeuser after the Record Date and prior to the Distribution Date (rounded down to the nearest 1/10,000 of a share).

(b)   Subject to the satisfaction or waiver of the conditions set forth in Section 5.01, to the extent the Distribution is effected as an exchange offer, the number of shares of Spinco Common Stock to be exchanged for each Eligible Share in such exchange offer shall be determined by Weyerhaeuser in its sole discretion.

(c)   Fractional shares of Spinco Common Stock that would otherwise be allocable to any Eligible Holders shall be aggregated, and Weyerhaeuser shall cause the whole shares obtained thereby to be sold, in the open market or otherwise, and the net proceeds thereof, after deducting any required withholding taxes and brokerage charges, commissions and transfer taxes, to be distributed to such Eligible Holders.

(d)   None of the parties hereto or the Exchange Agent shall be liable to any person in respect of any shares of Spinco Common Stock (or dividends or distributions with respect thereto) or proceeds from a sale pursuant to Section 3.02(c) that are delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(e)   Weyerhaeuser, Spinco and Newco Canada Exchangeco, as the case may be, shall be entitled, and may instruct the transfer agent or the Exchange Agent, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts required to be deducted and withheld with respect to the making of such payments under the Code, the ITA or any provision of local or foreign tax law. Any withheld amounts shall be treated for all purposes of this Agreement as having been paid to the persons otherwise entitled thereto.

SECTION 3.03.   Delivery of Shares of Spinco Common Stock. (a) To the extent the Distribution is effected as a pro rata dividend, Weyerhaeuser shall give irrevocable instructions to the transfer agent to deliver the appropriate number of shares of Spinco Common Stock (in accordance with Section 3.02(a)) to each Eligible Holder, which delivery may be in the form of a certificate or, in whole or in part, in book-entry form through the direct registration system.

(b)   To the extent the Distribution is effected as an exchange offer, Weyerhaeuser shall (i) determine the procedures for the tender and exchange of shares, (ii) appoint a bank or trust company (or similar institution) (the “Exchange Agent”), and (iii) enter into an agreement with the Exchange Agent providing for, among other things, the actions to be taken to effect the exchange offer.

SECTION 3.04.   Timing of the Distribution. Subject to Sections 6.04(d) and 6.17 of the Transaction Agreement, Weyerhaeuser shall consummate the Contribution and the Distribution as promptly as practicable after satisfaction (or waiver to the extent permissible) of all of the conditions to the Contribution and the Distribution specified in Section 5.01 (other than conditions that by their nature are to be satisfied at the time of the Contribution, the Distribution or the Arrangement and shall in fact be satisfied at such time(s)). Subject to the preceding sentence and in accordance with applicable law, the Board of Directors of Weyerhaeuser will determine the Contribution Date and the Distribution Date.

ARTICLE IV

Mutual Releases; Indemnification

SECTION 4.01.   Release of Pre-Distribution Claims. (a) Except as provided in Section 4.01(c), effective as of the Distribution Date, Spinco does hereby, for itself and each other member of the Spinco Group, their respective affiliates (other than any member of the Weyerhaeuser Group), successors and assigns, remise, release and forever discharge Weyerhaeuser and the members of the Weyerhaeuser Group, their respective affiliates (other than any member of the Spinco Group), successors and assigns from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any of the Contribution and the Distribution.

(b)   Except as provided in Section 4.01(c), effective as of the Distribution Date, Weyerhaeuser does hereby, for itself and each other member of the Weyerhaeuser Group, their respective affiliates (other than any member of the Spinco Group), successors and assigns, remise, release and forever discharge Spinco, the respective members of the Spinco Group, their respective affiliates (other than any member of the Weyerhaeuser Group), successors and assigns from any and all liabilities whatsoever, whether at law or in equity (including any right of contribution), whether arising under any contract or agreement, by operation of law or otherwise, existing or arising from any acts or events occurring or failing to occur or alleged to have occurred or to have failed to occur or any conditions existing or alleged to have existed on or before the Distribution Date, including in connection with the transactions and all other activities to implement any of the Contribution and the Distribution.

(c)   Nothing contained in Section 4.01(a) or 4.01(b) shall impair any right of any Person to enforce this Agreement or any other Transaction Document. Nothing contained in Section 4.01(a) or 4.01(b) shall release any Person from:

(i)  any liability, contingent or otherwise, assumed, transferred, assigned or allocated to the Group of which such Person is a member in accordance with, or any other liability of any member of any Group under this Agreement or any other Transaction Document;

(ii)  any liability that the parties may have with respect to indemnification pursuant to this Agreement for claims brought against the parties by third Persons, which liability shall be governed by the provisions of this Article IV and, if applicable, the appropriate provisions of the other Transaction Documents; or

(iii)  any liability the release of which would result in the release of any Person other than a Person released pursuant to this Section 4.01.

(d)   Spinco shall not make, and shall not permit any member of the Spinco Group and, after the Effective Time, Domtar and Domtar’s Subsidiaries, to make, any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification, against Weyerhaeuser or any member of the Weyerhaeuser Group, or any other Person released pursuant to Section 4.01(a), with respect to any liabilities released pursuant to Section 4.01(a). Weyerhaeuser shall not, and shall not permit any member of the Weyerhaeuser Group, to make any claim or demand, or commence any Action asserting any claim or demand, including any claim of contribution or any indemnification against Spinco or any member of the Spinco Group, or any other Person released pursuant to Section 4.01(b), with respect to any liabilities released pursuant to Section 4.01(b).

(e)   At any time, at the request of any other party, each party shall cause each member of its respective Group to execute and deliver releases reflecting the provisions of this Section 4.01.

SECTION 4.02.   Indemnification by Weyerhaeuser. From and after the Distribution Date, Weyerhaeuser shall indemnify, defend and hold harmless Spinco, each member of the Spinco Group and each of their affiliates and their respective officers, directors, employees, shareholders, agents and representatives (the “Spinco Indemnitees”) from and against any and all claims, losses, damages, liabilities, obligations or expenses, including reasonable legal fees and expenses (collectively, “Losses”), to the extent arising or resulting from any of the following:

(i)  any Retained Liability (other than any Newco Canada Exchangeco Liability);

(ii)  all liabilities (including third party claims) imposed on, sustained, incurred or suffered by any of the Spinco Indemnitees arising out of or relating primarily to the Weyerhaeuser Business, the assets of the Weyerhaeuser Business or the failure of any member of the Weyerhaeuser Group to pay, perform or otherwise promptly discharge any Retained Liabilities (other than any Newco Canada Exchangeco Liabilities) in accordance with their terms, whether occurring, existing or asserted before, on or after the Distribution Date;

(iii)  any fees, expenses or other payments incurred or owed by Weyerhaeuser to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except to the extent set forth in Section 6.11 of the Transaction Agreement; and

(iv)  any claim that the transactions contemplated by this Agreement and the other Transaction Documents effected prior to or at Closing give rise to any severance or other similar benefits with respect to, or constitute an actual or constructive termination or severance of employment of, any Transferred Employee or any employee of Weyerhaeuser or any member of the Weyerhaeuser Group who is not a Transferred Employee.

SECTION 4.03.   Indemnification by Spinco. From and after the Distribution Date, Spinco and Newco, jointly and severally, shall indemnify, defend and hold harmless Weyerhaeuser, each member of the Weyerhaeuser Group and each of their affiliates and their respective officers, directors, employees, shareholders, agents and representatives (the “Weyerhaeuser Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i)  any Newco Liability;

(ii)  any liabilities (including third party claims) imposed on, sustained, incurred or suffered by any of the Weyerhaeuser Indemnitees arising out of or relating primarily to the Newco Business, the Newco Assets or the failure of Spinco or any other member of the Spinco Group to pay, perform or otherwise promptly discharge any Newco Liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Distribution Date (other than the Retained Liabilities);

(iii)  any claim that any action taken or omission by Spinco or any member of the Spinco Group after the Closing with respect to any Transferred Employee gives rise to any severance or other similar benefits with respect to, or constitutes an actual or constructive termination or severance of employment of, any Transferred Employee;

(iv)  any discontinuance, suspension or modification by Spinco, Newco or any of their respective affiliates on or after the Distribution Date of any employee benefit plan, program, arrangement or policy, including those described in Section 4.11(a) of the Transaction Agreement; and

(v)  any liabilities in respect of the financing of the Transaction Debt and all agreements relating to such financing.

SECTION 4.04.  Indemnification by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan. (a) From and after the Distribution Date, Weyerhaeuser shall cause Weyerhaeuser Canada and Weyerhaeuser Saskatchewan, jointly and severally, to indemnify, defend and hold harmless Newco Canada Exchangeco and its affiliates and each of their respective officers, directors, employees, shareholders, agents and representatives (the “Newco Canada Exchangeco Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i)  any Canadian Retained Liability;

(ii)  any liabilities (including third party claims) imposed on, sustained, incurred or suffered by any of the Newco Canada Exchangeco Indemnitees arising out of or relating primarily to the operation of any portion of the Weyerhaeuser Business by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan, the assets of the Weyerhaeuser Business owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or the failure of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to pay, perform or otherwise promptly discharge any Canadian Retained Liabilities in accordance with their terms, whether occurring, existing or asserted before, on or after the Distribution Date;

(iii)  any fees, expenses or other payments incurred or owed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to any agent, broker, investment banker or other firm or Person retained or employed by it in connection with the transactions contemplated by this Agreement and the other Transaction Documents, except to the extent set forth in Section 6.11 of the Transaction Agreement; and

(iv)  any claim that the transactions contemplated by this Agreement and the other Transaction Documents effected prior to or at Closing give rise to an severance or other similar benefits with respect to, or constitute an actual or constructive termination or severance of employment of, any Transferred Employee or any employee of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan who is not a Transferred Employee.

(b)   From and after the Distribution Date, Weyerhaeuser shall guarantee the due and complete performance by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan of their respective obligations under Section 4.04(a).

SECTION 4.05.   Indemnification by Newco Canada Exchangeco. (a) From and after the Distribution Date, Spinco and Newco, jointly and severally, shall cause Newco Canada Exchangeco to indemnify, defend and hold harmless Weyerhaeuser Canada, Weyerhaeuser Saskatchewan and each of their respective affiliates, officers, directors, employees, shareholders, agents and representatives (the “Weyerhaeuser Canada Indemnitees”) from and against any and all Losses, to the extent arising or resulting from any of the following:

(i)  any Newco Canada Exchangeco Liability;

(ii)  any liabilities (including third party claims) imposed on, sustained, incurred or suffered by any of the Weyerhaeuser Canada Indemnitees arising out of or relating primarily to the operation of any portion of the Newco Business by Newco Canada Exchangeco, the Newco Canada Exchangeco Assets or the failure of Newco Canada Exchangeco to pay, perform or otherwise promptly discharge any Newco Canada Exchangeco Liabilities in accordance with their terms, whether occurring, arising, existing or asserted before, on or after the Distribution Date (other than any Canadian Retained Liability and each other Retained Liability (other than any Newco Canada Exchangeco Liability));

(iii)  any claim that any action taken or omission by Newco Canada Exchangeco after the Closing gives rise to any severance or other similar benefits with respect to, or constitutes an actual or constructive termination or severance of employment of, any Transferred Employee; and

(iv)  any discontinuance, suspension or modification by Newco Canada, Newco Canada Exchangeco or any of their respective Canadian affiliates of any New Benefit Plan or Assumed Canadian Plan after the Distribution Date.

(b)   From and after the Distribution Date, Spinco and Newco, jointly and severally, shall guarantee the due and complete performance by Newco Canada Exchangeco of its obligations under Section 4.05(a). In addition, if the Newco Canada Exchangeco Assets and the Newco Canada Exchangeco Liabilities shall be transferred to or assumed by a subsidiary of Newco Canada Exchangeco pursuant to Section 2.07, such subsidiary shall guarantee (jointly and severally with Spinco and Newco) the due and complete performance by Newco Canada Exchangeco of its obligations under Section 4.05(a).

SECTION 4.06.   Indemnification Procedures. (a) Procedures Relating to Indemnification of Third Party Claims. If any party (the “Indemnified Party”) receives written notice of the commencement of any action or proceeding or the assertion of any claim by a third party or the imposition of any penalty or assessment for which indemnity may be sought under Section 4.02, 4.03, 4.04 or 4.05 (a “Third Party Claim”), and such Indemnified Party intends to seek indemnity pursuant to this Article IV, the Indemnified Party shall promptly provide the other party (the “Indemnifying Party”) with written notice of such Third Party Claim, stating the nature, basis and the amount thereof, to the extent known, along with copies of the relevant documents evidencing such Third Party Claim and the basis for indemnification sought. Failure of the Indemnified Party to give such notice will not relieve the Indemnifying Party from liability on account of this indemnification, except if and to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice of a Third Party Claim to give notice to assume the defense thereof. If notice to the effect set forth in the immediately preceding sentence is given by the Indemnifying Party, the Indemnifying Party will have the right to assume the defense of the Indemnified Party against the Third Party Claim with counsel of its choice; provided, however, that such counsel is reasonably satisfactory to the Indemnified Party; provided, further, however, that in the event the Indemnifying Party assumes the defense of any Third Party Claim it shall actively pursue such defense in good faith. If the Indemnifying Party does not assume the defense of such Third Party Claim within 30 days of receipt of such notice, the Indemnified Party against which such Third Party Claim has been asserted will have the right to assume the defense thereof, at its sole cost and expense, upon delivery of notice to such effect to the Indemnifying Party; provided, however, that if the Indemnifying Party at any time thereafter agrees to assume the defense of such Third Party Claim, the Indemnifying Party shall bear the reasonable fees, costs and expenses of the Indemnified Party’s counsel incurred prior to the time of the Indemnifying Party’s assumption of such defense. So long as the Indemnifying Party has assumed the defense of the Third Party Claim in accordance herewith, (i) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (ii) the Indemnified Party will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party and (iii) the Indemnifying Party will not (A) admit to any wrongdoing or (B) consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for (x) relief other than money damages or (y) money damages if the Indemnifying Party has not acknowledged in writing that it shall be responsible for such money damages, in each case, without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). The parties will use their reasonable best efforts to minimize Losses from Third Party Claims and will act in good faith in responding to, defending against, settling or otherwise dealing with such claims. The parties will also cooperate in any such defense and give each other reasonable access to all information relevant thereto. Whether or not the Indemnifying Party has assumed the defense, such Indemnifying Party will not be obligated to indemnify the Indemnified Party hereunder for any settlement entered into or any judgment that was consented to without the Indemnifying Party’s prior written consent.

(b)   Procedures for Non-Third Party Claims. The Indemnified Party will notify the Indemnifying Party in writing promptly of its discovery of any matter that does not involve a Third Party Claim giving rise to the claim of indemnity pursuant hereto. The failure so to notify the Indemnifying Party shall not relieve the Indemnifying Party from liability on account of this indemnification, except only to the extent that the Indemnifying Party is materially prejudiced thereby. The Indemnifying Party will have 30 days from receipt of any such notice to give notice of dispute of the claim to the Indemnified Party. The Indemnified Party will reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

SECTION 4.07.   Indemnification as Sole and Exclusive Remedy. Subject to Section 4.09(a), Weyerhaeuser, Spinco and Newco acknowledge and agree that, should the Distribution occur, Weyerhaeuser’s, Weyerhaeuser Canada’s, Weyerhaeuser Saskatchewan’s, Spinco’s, Newco’s and Newco Canada Exchangeco’s sole and exclusive remedy with respect to any and all claims relating to this Agreement, the Newco Business, the Newco Assets, the Excluded Assets, the Newco Liabilities, the Retained Liabilities, the Newco Canada Exchangeco Assets, the Canadian Excluded Assets, the Newco Canada Exchangeco Liabilities, the Canadian Retained Liabilities or the transactions contemplated by this Agreement and the Ancillary Agreements shall be pursuant to the indemnification provisions set forth in this Article IV. In furtherance of the foregoing and subject to the indemnification provision set forth in this Article IV, Weyerhaeuser, Spinco and Newco hereby waive, from and after the Distribution Date, any and all rights, claims and causes of action Weyerhaeuser or any other Weyerhaeuser Indemnitee, on the one hand, and Spinco or any other Spinco Indemnitee, on the other hand, may have against Spinco or any of its affiliates or, respectively, Weyerhaeuser or any of its affiliates, or their respective directors, officers and employees arising under or based upon any Federal, state, provincial, local or foreign statute, law, ordinance, rule or regulation or otherwise (including with respect to environmental matters generally and any matters under the Comprehensive Environmental Response, Compensation, and Liability Act). This Section 4.07 will not apply to any breach following the Effective Time of the Transaction Agreement, the Tax Sharing Agreement, the Intellectual Property License Agreement, the Site Services Agreements, the Fiber Supply Agreements and the Transition Services Agreement.

SECTION 4.08.   Calculation of Indemnity Payments. The amount of any Loss for which indemnification is provided under this Article IV shall be net of any amounts recovered by the Indemnified Party under insurance policies or underground storage tank reimbursement programs, with respect to such Loss and shall be (a) increased to take account of any net Tax cost actually incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (b) reduced to take account of any net Tax benefit actually realized by the Indemnified Party arising from the incurrence or payment of any such indemnified amount. In computing the amount of any such Tax cost or Tax benefit, the Indemnified Party shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any indemnity payment hereunder or the incurrence or payment of any indemnified amount. For purposes of indemnification under Sections 4.02 and 4.04, the amount of any Loss shall be reduced to the extent of any related “current liability” in the Statement (as fully resolved).

SECTION 4.09.   Additional Matters. (a) Notwithstanding anything to the contrary in this Agreement, indemnification for Tax matters shall be governed by the terms, provisions and procedures of the Tax Sharing Agreement and not by this Article IV.

(b)   In no event shall an Indemnifying Party be liable for special, punitive, exemplary, incidental, consequential or indirect damages, or lost profits, whether based on contract, tort, strict liability, other law or otherwise other than in the case of Third Party Claims.

ARTICLE V

Conditions to the Contribution and Distribution

SECTION 5.01.   Transaction Agreement. The obligations of Weyerhaeuser pursuant to this Agreement to effect the Contribution and the Distribution shall be subject to the fulfillment (or waiver by Weyerhaeuser), at or prior to the Contribution Date, of the condition that each of the parties to the Transaction Agreement shall have irrevocably confirmed to each other that each condition in Article VII of the Transaction Agreement to such parties’ respective obligations to effect the transactions contemplated thereby have been fulfilled or shall be fulfilled at the Effective Time or are or have been waived by such party, as the case may be.

SECTION 5.02.   Spinco Financing. (a) Spinco shall have entered into a credit facility or facilities (or replacement facilities therefor) on the terms and conditions set forth in the New Debt Commitment Letter, or on terms and conditions which are not materially more burdensome to Spinco than those set forth in the New Debt Commitment Letter in an amount at least equal to $2.65 billion.

(b)   Spinco shall have received the proceeds of the financing referenced in Section 5.02(a) in an amount at least equal to the New Debt Amount.

ARTICLE VI

Certain Other Matters

SECTION 6.01.   Rights Under Weyerhaeuser Insurance Policies. (a) Weyerhaeuser shall, and shall cause its subsidiaries to, keep all insurance policies currently maintained with respect to the Newco Assets, the Newco Canada Exchangeco Assets and the Newco Business (the “Weyerhaeuser Insurance Policies”), or suitable replacements therefor, in full force and effect through the close of business on the Distribution Date. Spinco and Newco acknowledge that any and all Weyerhaeuser Insurance Policies are owned and maintained by Weyerhaeuser or any member of the Weyerhaeuser Group (and not the Newco Business) and are Excluded Assets. Subject to Section 6.01(b), Spinco and Newco will not have any rights under the Weyerhaeuser Insurance Policies from and after the Distribution Date.

(b)   If any Newco Asset, any Newco Canada Exchangeco Asset or the Newco Business suffers or has suffered any damage, destruction or other casualty loss or any Assumed Liability or Newco Canada Exchangeco Liability that is insured under the Weyerhaeuser Insurance Policies and arises or has arisen prior to the Distribution Date (but, in the case a loss arising from damage, destruction or other casualty loss to any Newco Asset or any Newco Canada Exchangeco Asset, after March 25, 2006), Weyerhaeuser shall, or shall cause the appropriate member of the Weyerhaeuser Group to, (i) assert a claim under the appropriate Weyerhaeuser Insurance Policies, and (ii) (x) surrender to Newco after the Distribution Date any insurance proceeds received by Weyerhaeuser or any member of the Weyerhaeuser Group under any Weyerhaeuser Insurance Policy with respect to such damage, destruction, liability or loss, less any amount of cash or proceeds applied by Weyerhaeuser or any other member of the Weyerhaeuser Group to the physical restoration of such asset or payment of such liability, and (y) assign to Newco after the Distribution Date all rights of Weyerhaeuser or any member of the Weyerhaeuser Group with respect to any causes of action (other than the rights with respect to causes of actions under the Weyerhaeuser Insurance Policies, which are hereby expressly retained by Weyerhaeuser), whether or not litigation has commenced as of the Distribution Date, in connection with such damage, destruction, liability or loss; provided, however, that the amount of the insurance proceeds to be surrendered to Newco shall be reduced by the amount of any applicable deductibles and co-payment provisions or any payment, reinsurance or reimbursement obligations of Weyerhaeuser or any member of the Weyerhaeuser Group in respect thereof. During three years after the Distribution Date (or, if later, until the final resolution of any relevant claim relating to the Newco Business), Weyerhaeuser shall not and shall cause the other members of the Weyerhaeuser Group not to amend, terminate, buy-out, extinguish or otherwise modify its or their respective liability under any Weyerhaeuser Insurance Policies in a manner that would adversely affect Newco’s rights pursuant to this Section 6.01(b); provided, however, that this sentence shall not require Weyerhaeuser to renew or keep from lapsing any Weyerhaeuser Insurance Policy.

SECTION 6.02.   Registration Prior to the Distribution Date. (a) If required by applicable law, the parties shall use their reasonable best efforts to prepare and file with the Commission a registration statement under the Securities Act and each party shall use its reasonable best efforts to have such registration statement declared effective by the Commission as promptly as practicable after such filing and to keep such registration statement effective as long as necessary to consummate the Distribution. The parties shall use their reasonable best efforts to prepare and file with the Commission any necessary amendment or supplement to such registration statement.

(b)   The parties hereto shall take all such actions as may reasonably be required or appropriate under federal or state securities or Blue Sky laws (and any comparable laws under any foreign jurisdiction) in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

(c)   The parties shall cooperate in preparing, filing with the Commission and causing to become effective any registration statements or amendments thereto, if any, which are necessary or appropriate to reflect the establishment of, or amendments to, any employee benefit plans contemplated by Sections 6.08 and 6.09 of the Transaction Agreement requiring registration under the Securities Act.

SECTION 6.03.   Financing Arrangements. Prior to the Distribution, Spinco shall enter into an agreement or agreements providing for the New Debt. Weyerhaeuser, Spinco and Newco shall participate in the preparation of all materials and presentations as may be reasonably necessary to secure funding pursuant to such agreement or agreements, including rating agency presentations necessary to obtain the requisite ratings needed to secure the New Debt. Notwithstanding anything to the contrary in this Agreement or any other Transaction Document, Spinco and Newco, jointly and severally, shall pay all third party costs and expenses incurred by any member of the Weyerhaeuser Group associated with the New Debt.

SECTION 6.04.  Enforcement of Confidentiality Agreements. Weyerhaeuser shall not, and shall not permit any other member of the Weyerhaeuser Group to, waive or amend any confidentiality agreement between Weyerhaeuser or any other member of the Weyerhaeuser Group and any Person (other than any member of the Weyerhaeuser Group) to the extent such waiver or amendment adversely affects the confidentiality of information related to the Newco Business. At Spinco’s written request, Weyerhaeuser shall, and shall cause each other member of the Weyerhaeuser Group to, enforce in accordance with its terms any confidentiality agreement between Weyerhaeuser or any other member of the Weyerhaeuser Group and any Person (other than any member of the Weyerhaeuser Group) to the extent such agreement protects the confidentiality of information related to the Newco Business; provided, however, that no member of the Weyerhaeuser Group shall be obligated to expend any money in connection with this Section 6.04 unless the necessary funds are advanced by Spinco, other than reasonable out-of-pocket expenses, which shall be promptly reimbursed by Spinco.

SECTION 6.05.   Site Separation Requirements. The parties acknowledge and agree that the Newco Business includes only portions of the operations conducted at the Weyerhaeuser facilities located in Plymouth, North Carolina; Kamloops, British Columbia and Columbus, Mississippi. Weyerhaeuser will use reasonable best efforts to (i) secure any Governmental Approvals required for separation of these operations from the other operations conducted at these facilities as set forth on Schedule 6.05, subject to such modifications as may be required or requested by Governmental Entities, and (ii) accomplish the subdivision, in accordance with the Governmental Approvals, so as to be able to convey the fee interests in such subdivided portions to Newco. In addition, with respect to each such portion, the subdivision of which shall have been accomplished by the Contribution Date, to the extent that Schedule 6.05 provides for easements and/or operating agreements to be entered into in connection with the separation of the operations described in this Section 6.05, Weyerhaeuser or the applicable member(s) of the Weyerhaeuser Group and Newco will execute and deliver such agreements on the Contribution Date. Notwithstanding the foregoing, to the extent that Weyerhaeuser has not accomplished the subdivision required for the conveyance of fee interests in the applicable portions of one or more of these facilities to Newco on the Contribution Date, (a) Weyerhaeuser or the applicable member(s) of the Weyerhaeuser Group and Newco, on the Contribution Date, will enter into interim net leases, under the terms set forth in Schedule 6.05, leasing to Newco the applicable portions of each of such facilities for which the subdivision has not been accomplished by the Contribution Date, pending the obtaining of such Governmental Approvals, it being the parties’ intent that the conveyance of the fee interest of the premises demised under each of such leases to Newco (with such modifications as may be required by the Governmental Entities in granting such Governmental Approvals) shall occur promptly after the accomplishment of the applicable subdivision, and (b) to the extent that Schedule 6.05 provides for easements and/or operating agreements to be entered into in connection with the separation of the operations at such facilities, Weyerhaeuser or the applicable member(s) of the Weyerhaeuser Group and Newco shall, in lieu of causing such agreements to be executed and delivered on the Contribution Date, arrange for the easements and/or services to be provided to Newco on an interim basis under the Transition Services Agreement or otherwise pending conveyance of fee interests in the premises demised under such leases to Newco, until the conveyance of such fee interests. Newco will cooperate with Weyerhaeuser in connection with the separation of the operations at the facilities and Weyerhaeuser's efforts to secure the Governmental Approvals described in this Section 6.05.

ARTICLE VII

Additional Covenants

SECTION 7.01.   Agreement for Exchange of Information; Archives. (a) Following the Distribution Date, for so long as such information is retained by a party or any of its subsidiaries (which shall be for a period of at least four years), upon reasonable written notice, each party shall afford or cause to be afforded to the other party and its agents, representatives and auditors reasonable access to the personnel, properties, books, systems, Contracts, and Records (including financial records) relating to the Newco Business for any reasonable business purpose, including in respect of litigation, insurance matters and financial reporting of such party and its affiliates, including by, as and when reasonably requested by the other party, providing copies of any the foregoing books, systems, Contracts and Records (including financial records) related to the Newco Business to the other party; provided, that the party requesting such access agrees to reimburse the other party promptly for all reasonable and necessary out-of-pocket costs and expenses incurred in connection with any such request. Notwithstanding the foregoing, a party will not be required to disclose any information (i) which such party is prohibited from disclosing by a confidentiality agreement with a third party if such party has used reasonable best efforts to obtain the consent of the third party to such disclosure (it being understood that no party shall be obligated to pay any consideration to any third party from whom such consent is requested), or (ii) which would constitute privileged attorney-client communications or attorney work product, the transfer of which or the provision of access to which would, as reasonably determined by such party’s counsel, constitute a waiver of any such privilege. If any material is withheld by a party pursuant to the immediately preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Weyerhaeuser may redact such portions of any books and records (including any Records and Transferred Records) that do not relate to the Newco Assets, the Newco Canada Exchangeco Assets, the Newco Liabilities, the Newco Canada Exchangeco Liabilities or the Newco Business.

(b)   After the Distribution Date, except in the case of an Action by one party against another party, each party hereto shall use its reasonable best efforts to make available to each other party, upon written request, the former, current and future directors, officers, employees, other personnel and agents of members of the Newco Business as witnesses, to the extent that any such Person (giving consideration to business demands of such directors, officers, employees, other personnel and agents) may reasonably be required in connection with any Action in which the requesting party may from time to time be involved, regardless of whether such Action is a matter with respect to which indemnification may be sought hereunder. The requesting party shall bear all costs and expenses in connection therewith.

SECTION 7.02.   Further Assurances. From time to time, as and when requested by any party, each party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions, as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement and the Ancillary Agreements.

SECTION 7.03.   No Use of Certain Retained Names. Newco shall, and shall cause its subsidiaries to, promptly, and in any event (a) within 60 days after the Distribution Date, make all necessary filings and take all other necessary actions to discontinue any references to the Retained Names, (b) within 180 days after the Distribution Date, to revise print advertising, product labeling and all other information or other materials, including any Internet or other electronic communications vehicles, to delete all references to the Retained Names and (c) within 180 days after the Distribution Date, to change signage and stationery and otherwise discontinue use of the Retained Names. In no event shall Newco or any of its subsidiaries use any Retained Names after the Distribution in any manner or for any purpose different from the use of such Retained Names by Weyerhaeuser or any of its subsidiaries during the 90-day period preceding the Distribution Date. With respect to the Transferred Inventory, Newco may continue to sell such inventory, notwithstanding that it or its labeling or packaging bears one or more of the Retained Names, for 12 months after the Distribution. None of the foregoing provisions of this Section 7.03 shall be construed to obligate Newco to require any wholesaler, retailer or other merchant or customers of the Newco Business to conduct themselves in accordance therewith. After the Distribution Date, Newco shall file applications to amend or terminate any certificate of assumed name or d/b/a filings, within 60 days after Newco shall have become aware of such assumed name or d/b/a filing so as to eliminate the right of Newco to use the Retained Names.

SECTION 7.04.   Permits. Weyerhaeuser, Spinco and Newco shall use their reasonable best efforts to obtain, or to cause to be obtained, a Permit for Newco or Newco Canada Exchangeco or a subsidiary of Newco Canada Exchangeco with respect to each Permit currently used by Weyerhaeuser, Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in connection with the operation of, the Newco Business that is not transferred pursuant to Section 2.02(a)(vii) or pursuant to the Canadian Purchase Agreement; provided, however, that Weyerhaeuser shall not be obligated to pay any consideration to any third party or Governmental Entity from whom such Permits are requested under this Section 7.04.

SECTION 7.05.   Removal of Certain Property. If the containerboard machine (and related old corrugated container assets) set forth on Schedule 2.02(b)(i) have not been removed from the facility located in Plymouth, North Carolina, prior to the Distribution Date, Newco shall allow Weyerhaeuser to have reasonable access to such facility after the Distribution Date for the purpose of removing such machine and related assets. Weyerhaeuser shall bear all costs of such removal and shall reimburse Newco for the reasonable costs of repairing any damage to the facility caused by such removal and shall reimburse Newco for any other reasonable expenses Newco may incur in connection with such removal (including the reasonable cost of any work stoppage at such facility caused by such removal). Weyerhaeuser shall complete the asset removals provided under this Section 7.05 within one year of the Distribution Date.

SECTION 7.06.   Covenant Not to Compete. (a) In consideration of the mutual covenants provided for in this Agreement and the other Transaction Documents and other good and valuable consideration to be delivered to Weyerhaeuser and its shareholders in connection with the transactions contemplated hereby or thereby (the sufficiency of which is hereby acknowledged), during the period beginning on the Distribution Date and ending on the third year anniversary of the Distribution Date, Weyerhaeuser shall not, and shall cause each of its subsidiaries not to, directly or indirectly, engage in activities or businesses, or establish any new businesses, within North America that are substantially in competition with the uncoated free sheet operations (including uncoated free sheet converting operations) and the forms operations included in the Newco Business as conducted on the Distribution Date (“Competitive Activities”); provided, however, that:

(i)  this Section 7.06(a) shall be deemed not breached as a result of the ownership by Weyerhaeuser or any of its subsidiaries of: (A) any other securities (other than 20% or more of stock having general voting power in the election of directors (or securities exchangeable for such stock)) of a Person (other than a subsidiary of Weyerhaeuser) engaged, directly or indirectly, in Competitive Activities; or (B) any securities of a Person (other than a subsidiary of Weyerhaeuser) that engages, directly or indirectly, in Competitive Activities if, at the time such securities are acquired, such Competitive Activities account for less than 10% of such Person’s consolidated annual revenues;

(ii)  nothing contained in this Section 7.06(a) shall prohibit or restrict (A) activities or businesses of Weyerhaeuser or any of its subsidiaries related to the Excluded Assets, (B) the sale of goods and services produced by or related to the Excluded Assets, or (C) subject to Section 7.06(a)(i), any restructuring or sale of any of the Excluded Assets; and

(iii)  nothing contained in this Section 7.06(a) shall prohibit or restrict Weyerhaeuser or any of its subsidiaries from being acquired after the Distribution Date by a non-affiliated third Person which prior to such acquisition conducted Competitive Activities in North America.

(b)   The parties agree that the covenants included in this Section 7.06 are, taken as a whole, reasonable in their geographic and temporal coverage, and no party shall raise any issue of geographic or temporal reasonableness in any proceeding to enforce such covenant; provided, however, that if the provisions of this Section 7.06 should ever be deemed to exceed the time or geographic limitations or any other limitations permitted by applicable Law in any jurisdiction, then such provisions shall be deemed reformed in such jurisdiction to the minimum extent required by applicable Law to cure such problem.

(c)   The parties acknowledge and agree that in the event of a breach of the provisions of this Section 7.06, monetary damages shall not constitute a sufficient remedy. Consequently, in the event of any such breach, the non-breaching party may, in addition to any other rights and remedies existing in its favor, apply to any court referred to in Section 9.09 for specific performance and/or preliminary and final injunctive relief or other relief to enforce or prevent any violation of the provisions hereof.

SECTION 7.07.   Cooperation with respect to Quarterly Reports. Following the Distribution Date, Weyerhaeuser shall cooperate, and shall request its independent accountants to cooperate, with Spinco in providing information for the preparation of any reports that are required to be filed by Spinco with the SEC pursuant to Section 13 or 15(d) of the Exchange Act with respect to any fiscal quarter up to and including the fourth complete fiscal quarter following the Distribution Date. Notwithstanding anything to the contrary in the Transaction Documents, Spinco shall pay all fees and expenses of Weyerhaeuser’s independent accountants and Weyerhaeuser’s reasonable expenses in connection with the preparation of such reports. Spinco and Newco, jointly and severally, shall indemnify, defend and hold harmless Weyerhaeuser from and against any and all Losses, under the Exchange Act or otherwise, in connection with such quarterly reports except to the extent arising or resulting from information provided by Weyerhaeuser for inclusion in such reports that is inaccurate or incomplete in any material respect.

SECTION 7.08.   Canadian Asset Sale Structure. The parties shall use reasonable best efforts to cause the Canadian Asset Sale to be structured in the most mutually Tax-efficient manner; provided, however, that no party will be required to agree to a structure that would reasonably be expected to increase costs, expenses or liabilities expected to be incurred by such party in connection with the transactions contemplated by the Transaction Documents.

ARTICLE VIII

Termination

SECTION 8.01.   Termination by Mutual Consent. This Agreement may be terminated at any time prior to the Distribution Date with the consent of Weyerhaeuser, Spinco, Newco and Domtar.

SECTION 8.02.   Other Termination. Notwithstanding any provision hereof, this Agreement may be terminated by Weyerhaeuser prior to the Distribution Date at any time following termination of the Transaction Agreement in accordance with its terms.

SECTION 8.03.   Effect of Termination. In the event of any termination of this Agreement prior to the Distribution Date pursuant to Section 8.01, no party to this Agreement (or any of its directors or officers) shall have any liability or further obligation to any other party with respect to this Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01.   Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile, provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one Business Day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

If to Weyerhaeuser, to:

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attn: Ken Khoury
Facsimile: 1-253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn: Richard Hall
Facsimile: 1-212-474-3700

If to Spinco, to:

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attn: Ken Khoury
Facsimile: 1-253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn: Richard Hall
Facsimile: 1-212-474-3700

If to Newco, to:

Weyerhaeuser Company
33663 Weyerhaeuser Way South
Federal Way, WA 98003
Attn: Ken Khoury
Facsimile: 1-253-924-6531

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
Attn: Richard Hall
Facsimile: 1-212-474-3700

If to Domtar, to:

Domtar Inc.
395 de Maisonnueve Blvd. West
Montreal, QC
Canada H3A 1L6
Attn: Gilles Pharand
Facsimile: 1-514-848-6850

with a copy to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022
Attn: Alan H. Paley and Paul S. Bird
Facsimile: 1-212-909-6836

Any party may, by notice to the other party, change the address to which such notices are to be given. Domtar shall be copied on any notice given pursuant to this Section 9.01 at the address provided above.

SECTION 9.02.   Interpretation. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”.

SECTION 9.03.   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the end that the transactions contemplated hereby are fulfilled to the extent possible.

SECTION 9.04.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties.

SECTION 9.05.   Entire Agreement. This Agreement, taken together with the other Transaction Documents, constitute the entire agreement, and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the Contribution and the Distribution.

SECTION 9.06.   Third Party Beneficiaries. Except for the provisions hereof relating to indemnification, which are also for the benefit of the Indemnitees, and except for those provisions of the Agreement that provide for the consent of Domtar, which are for the benefit of Domtar, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person (other than Weyerhaeuser, Spinco, Newco and their respective successors or permitted assigns) any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement and no Person (other than as so specified) shall be deemed a third party beneficiary under or by reason of this Agreement.

SECTION 9.07.   Governing Law. This Agreement and, unless expressly provided therein, each Ancillary Agreement, shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

SECTION 9.08.   Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.

SECTION 9.09.   Enforcement. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement or any Ancillary Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of any this Agreement or any Ancillary Agreement and to enforce specifically the terms and provisions of this Agreement and any Ancillary Agreement in any Federal court located in the State of Delaware or, if such Federal courts do not have subject matter jurisdiction, any Delaware state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of Delaware or, if such Federal courts do not have subject matter jurisdiction, any Delaware state court in the event any dispute arises out of the Contribution, the Distribution, this Agreement or any Ancillary Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (c) agrees that it will not bring any action relating to the Contribution, the Distribution, this Agreement or any Ancillary Agreement in any court other than any Federal court sitting in the State of Delaware or, if such Federal courts do not have subject matter jurisdiction, any Delaware state court and (d) waives any right to trial by jury with respect to any action related to or arising out of the Contribution, the Distribution, this Agreement or any Ancillary Agreement.

SECTION 9.10.   Amendments. No provisions of this Agreement or any Ancillary Agreement shall be deemed waived, amended, supplemented or modified by any party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representatives of (i) the Person against whom it is sought to enforce such waiver, amendment, supplement or modification, and (ii) if such waiver, amendment, supplement or modification occurs prior to the Effective Time, Domtar.

SECTION 9.11.   Expenses. Except as expressly set forth in this Agreement or in any Transaction Document, all costs and expenses and third party fees, paid or incurred in connection with the Contribution, the Distribution, this Agreement or any Transaction Document shall be paid in accordance with Section 6.11 of the Transaction Agreement.

IN WITNESS WHEREOF, the parties have caused this Contribution and Distribution Agreement to be executed by their duly authorized representatives.

WEYERHAEUSER COMPANY,
By:	/s/ Steven R. Rogel
Name: Steven R. Rogel
Title: Chairman, President and Chief Executive Officer

WEYERHAEUSER ELI, LLC, By Weyerhaeuser Company, as its sole member,
By:	/s/ Steven R. Rogel
Name: Steven R. Rogel
Title: Chairman, President and Chief Executive Officer

WEYERHAEUSER TIA, INC.,
By:	/s/ Steven R. Rogel
Name: Steven R. Rogel
Title: President

EXHIBIT A

DESCRIPTION OF NEWCO CANADA EXCHANGECO ASSETS AND
NEWCO CANADA EXCHANGECO LIABILITIES

                       Newco Canada Exchangeco Assets

1.                   “Newco Canada Exchangeco Assets” shall mean all the business, properties, assets, goodwill and rights (including lease, license and other contractual rights) of whatever kind and nature, real or personal, tangible or intangible, that are owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan immediately prior to the purchase and sale of the Newco Canada Exchangeco Assets and Newco Canada Exchangeco Liabilities and used or held for use primarily in the operation or conduct of the Newco Business, other than (A) the Canadian Excluded Assets and (B) as otherwise provided for in this Section 1, which Newco Canada Exchangeco Assets shall include (in each case, other than the Canadian Excluded Assets) :

(i)
all owned real property, leaseholds and other interests in real property of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan used or held for use primarily in the operation or conduct of the Newco Business, including the owned real property, leaseholds and other interests in real property set forth on Schedule 2.02(a)(i), in each case together with Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s right, title and interest in, to and under all plants, facilities, buildings, structures, improvements and fixtures thereon and all easements and rights of way pertaining thereto or accruing to the benefit thereof and all other appurtenances and real property rights pertaining thereto (the “Transferred Real Property”);

(ii)
all raw materials, work-in-process, finished goods and products, supplies, parts and other inventories owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan (“Inventory”) that as of the close of business on the Closing Date are located on the Transferred Real Property and all other Inventory as of the close of business on the Closing Date, in each case that are used or held for use primarily in the operation or conduct of the Newco Business or produced by the Newco Business for use in or sale by the Newco Business (the “Transferred Inventory”);

(iii)
(A) all other tangible personal property and interests therein owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan (including all machinery, equipment, furniture, furnishings, tools and vehicles owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan) that are used or held for use primarily in the operation or conduct of the Newco Business, and (B) the machinery and equipment set forth on Schedule 2.02(a)(iii) (collectively, the “Transferred Equipment”);

(iv)	all accounts receivable of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan solely arising out of the operation or conduct of the Newco Business;

(v)
(A) all patents (including all reissues, divisions, continuations and extensions thereof), patent applications, patent rights, trademarks, trademark registrations, trademark applications, servicemarks, trade names, business names, brand names, copyrights, copyright registrations, designs, design registrations, and all rights to any of the foregoing (collectively, the “Intellectual Property”), in each case that are owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and used or held for use primarily in the operation or conduct of the Newco Business, including the Intellectual Property set forth on Schedule 2.02(a)(v) (the “Transferred Intellectual Property”), and (B) all rights, if any, owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in the name and mark “Willamette”;

(vi)
all trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys, business potential analysis, strategic plans, consultants reports, technical reports and marketing know-how (“Technology”), in each case that are owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and used or held for use solely in the operation or conduct of the Newco Business (the “Transferred Technology”);

(vii)
all permits, licenses, franchises, approvals or authorizations from any Governmental Entity (“Permits”) set forth on Schedule 2.02(a)(vii), and all other Permits that are held by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and used or held for use primarily in the operation or conduct of the Newco Business, in each case to the extent such Permits are transferable (the “Transferred Permits”);

(viii)
all written contracts, leases, subleases, licenses, notes, bonds, debentures, indentures, guarantees, agreements, commitments and all other legally binding instruments, arrangements and understandings (“Contracts”) to which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is a party or by which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is bound that are set forth on Schedule 2.02(a)(viii), and all other Contracts to which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is a party or by which Weyerhaeuser Canada or Weyerhaeuser Saskatchewan is bound that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Newco Business (the “Transferred Contracts”);

(ix)
all rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in and to products sold or leased (including products returned after the Closing Date and rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan of rescission, replevin and reclamation) primarily in the operation or conduct of the Newco Business;

(x)
all credits, prepaid expenses, deferred charges, advance payments, security deposits and prepaid items that are used or held for use primarily in, or that arise primarily out of, the operation or conduct of the Newco Business;

(xi)
all rights, claims, causes of action and credits owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to the extent relating to any Newco Canada Exchangeco Asset or any Newco Canada Exchangeco Liability, including any such items arising under any guarantees, warranties, indemnities, rights of recovery, rights of set-off and similar rights in favor of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in respect of any Newco Canada Exchangeco Asset or any Newco Canada Exchangeco Liability;

(xii)
subject to Section 7.01 of the Contribution and Distribution Agreement, all books, records and other documents (including all books of account, ledgers, general, financial, accounting and personnel records, files, invoices, customers’ and suppliers’ lists, other distribution lists, operating, production and other manuals, manufacturing and quality control records and procedures, billing records, sales and promotional literature) (in all cases, in any form or medium) owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan (“Records”) (A) that as of the close of business on the Closing Date are located at the Transferred Real Property and that are used or held for use primarily in, or that arise primarily out of, the conduct or operation of the Newco Business, or (B) that as of the close of business on the Closing Date are not located at the Transferred Real Property and that are solely used or held for use in the conduct or operation of the Newco Business (collectively, the “Transferred Records”);

(xiii)	all goodwill owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan generated by or associated with the Newco Business or the Newco Canada Exchangeco Assets;

(xiv)	all assets owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan that are expressly contemplated by the Tax Sharing Agreement as assets to be transferred to the Spinco Group;

(xv)	all rights of Newco Canada Exchangeco or any subsidiary of Newco Canada Exchangeco under the Canadian Purchase Agreement or any Transaction Document;

(xvi)	all assets to be transferred to Newco Canada Exchangeco or any subsidiary of Newco Canada Exchangeco set forth on Schedule 2.02(a)(xvi) (the “Benefit Plan Assets”);

(xvii)
all other assets, properties, goodwill and rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan reflected in the Interim Newco Balance Sheet other than assets, properties, goodwill and rights that are (A) sold, disposed or otherwise transferred after the date of such balance sheet, or (B) set forth on Schedule 2.02(a)(xviii);

(xviii)
all finished pulp manufactured at the Transferred Real Property owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and that, as of the close of business on the Closing Date, is located at Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s facilities other than the Transferred Real Property to the extent allocated to Newco Canada Exchangeco or any subsidiary of Newco Canada Exchangeco in accordance with Schedule 2.04(d) (the “Shared Inventory”); and

(xix)
all accounts receivable with respect to pulp sales pursuant to which a payment is owed by a third party to the Newco Business and the Weyerhaeuser Business to the extent allocated to Newco Canada Exchangeco or any subsidiary of Newco Canada Exchangeco in accordance with Schedule 2.04(d) (the “Shared Accounts Receivable”).

2.                   “Canadian Excluded Assets” shall mean the following assets owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan:

(i)	all assets set forth on Schedule 2.02(b)(i) or 2.02(a)(xviii);

(ii)	all cash and cash equivalents;

(iii)	subject to Section 6.01 of the Contribution and Distribution Agreement, all insurance policies and all rights and claims thereunder and any proceeds thereof;

(iv)
all rights, claims and credits to the extent relating to any Canadian Excluded Asset or any Canadian Retained Liability, including any such items arising under any guarantees, warranties, indemnities and similar rights in favor of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan in respect of any Canadian Excluded Asset or any Canadian Retained Liability;

(v)
all shares of capital stock of, or other equity interests in, any affiliate of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any other Person (in each case, other than Wapawekka Lumber and Wapawekka Lumber Partnership);

(vi)
all assets (other than the Benefit Plan Assets) relating to any employee benefit plan in which any employees of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any of their respective affiliates participate;

(vii)
subject to Section 7.01 of the Contribution and Distribution Agreement or, as applicable, Section 5.09 of the Tax Sharing Agreement, all financial and tax Records relating to the Newco Business that form part of Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s general ledger;

(viii)
all (A) Records that are not Transferred Records, and (B) Records prepared in connection with the sale or transfer of the Newco Business, including bids received from third parties and analyses relating to the Newco Business;

(ix)	all rights of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan under this Agreement or any Transaction Document;

(x)	the Retained Names;

(xi)
all owned real property, leaseholds and other interests in real property set forth on Schedule 2.02(b)(xi) and all owned real property, leaseholds and other interests that are not Transferred Real Property, in each case together with Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s right, title and interest in, to and under all buildings, improvements and fixtures thereon and all other appurtenances and real property rights pertaining thereto;

(xii)	all Intellectual Property set forth on Schedule 2.02(b)(xii) and all other Intellectual Property that is not Transferred Intellectual Property;

(xiii)
all Technology that is used or held for use in Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s fluff pulp and specialty pulp operations and all other Technology that is not Transferred Technology;

(xiv)	all Permits set forth on Schedule 2.02(b)(xiv) and all other Permits that are not Transferred Permits;

(xv)	all Contracts set forth on Schedule 2.02(b)(xv) and all other Contracts that are not Transferred Contracts;

(xvi)
all accounts receivable pursuant to which a payment is owed (i) by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to any other member of the Weyerhaeuser Group, or (ii) by the Weyerhaeuser Business to the Newco Business;

(xvii)	any other property or assets not constituting Newco Canada Exchangeco Assets;

(xviii)	all corporate-level services of the type provided as of the date of the Canadian Purchase Agreement to the Newco Business by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan;

(xix)
all tangible personal property and interests therein (including all machinery, equipment, furniture, furnishings, tools and vehicles) set forth on Schedule 2.02(b)(xix) and all other tangible personal property that is not Transferred Equipment;

(xx)	all assets that are expressly contemplated by the Tax Sharing Agreement as assets to be retained by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or any other member of the Weyerhaeuser Group;

(xxi)	the Bowater Claim;

(xxii)
all finished pulp manufactured at the Transferred Real Property owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and that, as of the close of business on the Closing Date, is located at Weyerhaeuser Canada’s or Weyerhaeuser Saskatchewan’s facilities other than the Transferred Real Property, other than the Shared Inventory; and

(xxiii)	all accounts receivable with respect to pulp sales pursuant to which a payment is owed by a third party to the Newco Business and the Weyerhaeuser Business, other than the Shared Accounts Receivable.

For the purposes of this Section 2 only, the “Newco Business” has the meaning given to such term in Article I of the Contribution and Distribution Agreement without regards to the proviso in such definition.

                      Newco Canada Exchangeco Liabilities

3.                   “Newco Canada Exchangeco Liabilities” shall mean all obligations, liabilities and commitments of any nature, whether known or unknown, express or implied, primary or secondary, direct or indirect, liquidated, absolute, accrued, contingent or otherwise and whether due or to become due (“Liabilities”), of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan arising out of or primarily relating to the Newco Canada Exchangeco Assets, the Newco Business or the operation or conduct of the Newco Business prior to, on or after the Closing Date, excluding the Canadian Retained Liabilities, which Newco Canada Exchangeco Liabilities shall include (in each case, other than the Canadian Retained Liabilities):

(i)	all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan under the Transferred Contracts and the Transferred Permits;

(ii)	all accounts payable and accrued liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan solely arising out of the operation or conduct of the Newco Business;

(iii)
all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan arising out of or primarily relating to any and all products manufactured or sold by the Newco Business at any time, including obligations, liabilities and commitments for refunds, adjustments, allowances, repairs, exchanges, returns and warranty, product liability, merchantability and other claims relating to such products;

(iv)
all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan arising as a result of at any time being the owner, lessee or occupant of, or the operator of the activities conducted at, the Transferred Real Property;

(v)
all Environmental Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan at any time arising out of or primarily relating to the operation or conduct of the Newco Business or the ownership of, or activities conducted at, the Transferred Real Property;

(vi)
all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan in respect of any suit, action or proceeding (a “Proceeding”), pending or threatened, and claims, whether or not presently asserted, at any time arising out of or primarily relating to the operation or conduct of the Newco Business;

(vii)
all employment and employee benefit-related Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan with respect to Transferred Employees and their dependents and beneficiaries (regardless of when or whether such Liabilities arose, arise, were or are incurred), including under or with respect to any Newco Benefit Plan or Newco Benefit Agreement set forth on Schedule 2.03(a)(vii), other than the Retained Benefit Liabilities (the “Benefit Plan Liabilities”);

(viii)
all Liabilities to be expressly assumed by any member of the Spinco Group pursuant to the Canadian Purchase Agreement or any Transaction Documents (including all Taxes to the extent responsibility therefor is assigned to Spinco under the Tax Sharing Agreement);

(ix)	all Liabilities of each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan reflected in the Interim Newco Balance Sheet other than Liabilities discharged after the date of such balance sheet; and

(x)
all accounts payable with respect to pulp liabilities pursuant to which a payment is owed collectively by the Newco Business and the Weyerhaeuser Business to any third party to the extent allocated to Newco Canada Exchangeco or any subsidiary of Newco Canada Exchangeco in accordance with Schedule 2.04(d) (the “Shared Accounts Payable”).

4.                   “Canadian Retained Liabilities” shall mean the following Liabilities of Weyerhaeuser Canada or Weyerhaeuser Saskatchewan:

(i)	all Liabilities not constituting Newco Canada Exchangeco Liabilities;

(ii)
all Liabilities (A) under the Weyerhaeuser Stock Plans (other than any Liabilities with respect to Spinco equity awards issued or required to be issued pursuant to Section 6.08 of the Transaction Agreement) and the Newco Canadian Pension Plans (other than the Assumed Canadian Plans), (B) under or with respect to any Newco Benefit Plan or any Newco Benefit Agreement not set forth on Schedule 2.03(a)(vii), (C) for severance benefits payable to salaried employees of Weyerhaeuser Saskatchewan at its facilities located in Prince Albert, Saskatchewan and Big River, Saskatchewan in respect of terminations occurring prior to the Closing Date and (D) arising out of claims for medical benefits incurred on or prior to the Closing Date (such plans, collectively, the “Excluded Benefit Plans” and such Liabilities, collectively, the “Retained Benefit Liabilities”);

(iii)
all Liabilities to be expressly retained or assumed by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan pursuant to the Canadian Purchase Agreement or any Transaction Documents (including all Taxes to the extent responsibility therefor is assigned to the Weyerhaeuser Canada or Weyerhaeuser Saskatchewan as members of the Weyerhaeuser Group under the Tax Sharing Agreement);

(iv)
all Liabilities under Environmental Laws arising out of or primarily relating to real property, plants and other facilities formerly owned or leased by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan and not included in the Transferred Real Property;

(v)
all accounts payable pursuant to which a payment is owed (i) by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan to any other member of the Weyerhaeuser Group, or (ii) by the Newco Business to the Weyerhaeuser Business;

(vi)
all Liabilities to the extent arising out of (x) any exposure to asbestos or asbestos-containing materials present in products formerly manufactured at facilities located on the Transferred Real Property or at any other facility now or formerly owned by Weyerhaeuser Canada or Weyerhaeuser Saskatchewan or (y) the pre-closing manufacture of these products at such facilities;

(vii)
all accounts payable with respect to pulp liabilities pursuant to which a payment is owed collectively by the Newco Business and the Weyerhaeuser Business to any third party, other than the Shared Accounts Payable; and

(viii)	all Liabilities set forth on Schedule 2.03(b)(x).

                      Tax Elections

1.          Newco Canada Exchangeco or a subsidiary of Newco Canada Exchangeco and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan will, if applicable, jointly execute and file an election under subsection 20(24) of the ITA in the manner required by Section 20(25) of the ITA and under the equivalent or corresponding provisions of any other applicable provincial or territorial law, and under any other applicable provincial or territorial law, as to such amount paid by Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to Newco Canada Exchangeco for assuming future obligations.

2.                   Newco Canada Exchangeco or a subsidiary of Newco Canada Exchangeco and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan will elect jointly under Section 22 of the ITA and the corresponding provisions of any other applicable taxing statute as to the sale of the accounts receivable transferred by Weyerhaeuser Canada and/or Weyerhaeuser Saskatchewan and designate in such election an amount equal to the portion of the purchase price allocated to such accounts receivable.

3.              Newco Canada Exchangeco or a subsidiary of Newco Canada Exchangeco and each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan shall execute jointly an election under Section 167 of the Excise Tax Act (Canada) with each of Weyerhaeuser Canada and Weyerhaeuser Saskatchewan to have the sale of the Newco Canada Exchangeco Assets take place on a goods and services tax-free basis under Part IX of the Excise Tax Act (Canada).

        Defined terms used but not otherwise defined in this Exhibit A shall have the meanings as set forth in the Contribution and Distribution Agreement, with the exception of the definition of the Closing Date, which shall mean the date on which the closing of the purchase by Newco Canada Exchangeco or by a subsidiary of Newco Canada Exchangeco of the Newco Canada Exchangeco Assets and the assumption by Newco Canada Exchangeco or by a subsidiary of Newco Canada Exchangeco of the Newco Canada Exchangeco Liabilities occurs.

        In this Exhibit A, all Schedule numbers refer to the corresponding schedules to the Contribution and Distribution Agreement, it being the intention of the parties that the schedules to the Canadian Purchase Agreement (i) shall consist solely of items currently set forth in the schedules to the Contribution and Distribution Agreement and (ii) shall be prepared in accordance with Section 2.07(d) of the Contribution and Distribution Agreement.

EXHIBIT B

FORM OF INTELLECTUAL PROPERTY LICENSE AGREEMENT

This Intellectual Property License Agreement (this “Agreement”) dated as of [ ], 2006, between Weyerhaeuser Company, a Washington corporation (“Licensor”), and Weyerhaeuser ELI, LLC, a Delaware limited liability company (“Licensee”).

WHEREAS, Licensee and Licensor have entered into a Contribution and Distribution Agreement dated as of August 22, 2006 (the “Contribution and Distribution Agreement”), pursuant to which Licensor has agreed to transfer to Licensee the Transferred Assets related to the Newco Business, and Licensee has agreed to assume from Licensor the Assumed Liabilities;

WHEREAS, the patents and patent applications listed on Schedule A to this Agreement, and the respective inventions disclosed therein, are owned by Licensor and are used in the operation of the Newco Business, but are not being transferred to Licensee pursuant to the Contribution and Distribution Agreement (collectively, the “Retained Licensed Patents”);

WHEREAS, the copyrights, mask works, copyright registrations, designs, and design registrations, including, but not limited to, those items identified on Schedule B hereto, owned by Licensor and used or held for use both in the operation of the Newco Business and in the operation of other businesses of Licensor but not primarily used or held for use in the Newco Business (collectively, the “Retained Licensed Copyrights”) are not being transferred to Licensee pursuant to the Contribution and Distribution Agreement;

WHEREAS, the trade secrets, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, software programs, market surveys, business potential analysis, strategic plans, consultants reports, technical reports and marketing know-how owned by Licensor and used or held for use both in the operation of the Newco Business and in the operation of other businesses of Licensor are not being transferred to Licensee pursuant to the Contribution and Distribution Agreement (collectively and to the extent material to the Newco Business as currently conducted, the “Retained Licensed Technology” and, together with the Retained Licensed Patents, the Retained Licensed Copyrights, the Solaia Patents and the Lemelson Patents, the “Retained Licensed Intellectual Property”); and

WHEREAS, Licensee wishes to use the Retained Licensed Intellectual Property in its operation of the Newco Business, and Licensor, as the owner of the entire right, title and interest in and to the Retained Licensed Intellectual Property, has agreed to license the Retained Licensed Intellectual Property to Licensee for use exclusively in the Newco Business and in each facility and business that is part of the Newco Business, subject to the limitations set forth herein.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein it is hereby agreed:

SECTION 1.   Definitions.  Capitalized terms that are not otherwise defined in this Agreement shall have the meanings ascribed to them in the Contribution and Distribution Agreement. “Solaia Patents” means U.S. Patent No. 5,038,318 and all continuations, continuations-in-part, divisionals, reissues and re-examinations based thereon and all corresponding foreign patents related thereto. “Lemelson Patents” means all patents (including reexamination certificates and reissue patents) that have either issued or in the future may issue, in any country of the world with Jerome H. Lemelson as a named inventor, except for those patents identified in Schedule C to this Agreement.

SECTION 2.   Grant.  Subject to the terms and conditions set forth in this Agreement, Licensor grants to Licensee (a) a fully paid-up, royalty-free, non-exclusive license to use the Retained Licensed Technology and the Retained Licensed Copyrights in the manufacture, use and sale of any and all products other than fluff and specialty pulp and in administrative and operational services, including finance, human resource and information technology services, provided that Licensee may use the Retained Licensed Technology and the Retained Licensed Copyrights in the manufacture of fluff pulp in the Plymouth facility (but at no other facilities) and in the use and sale of such fluff pulp, (b) a fully paid-up, royalty-free, non-exclusive license to use the Retained Licensed Patents and the Retained Licensed Technology in the manufacture of any and all products at the Kamloops facility (but at no other facilities) and in the use and sale of such products; (c) a fully paid-up, royalty-free, non-exclusive license under any claim of any patent and patent application (other than the patents and patent applications listed as Excluded Assets) owned by Licensor as of the Effective Time to manufacture and sell those products that were commercially manufactured or sold in the operation of the Newco Business during the 18 months prior to the Effective Time in a facility other than Plymouth or Kamloops, and use those processes, that were commercially used in the operation of the Newco Business during the 18 months prior to the Effective Time in a facility other than Plymouth or Kamloops; (d) a fully paid-up, royalty-free, non-exclusive license to use the Solaia Patents, which license is strictly limited to the facilities acquired from Licensor pursuant to the Contribution and Distribution Agreement; and (e) a fully paid-up, royalty-free, non-exclusive right not to have the Lemelson Patents asserted against the Licensee which right is strictly limited to the facilities acquired from Licensor pursuant to the Contribution and Distribution Agreement (collectively the rights granted in (a), (b), (c), (d) and (e) will be referred to as the “License”). This License shall be effective as of the date first above written.

SECTION 3.   Ownership.  If Licensee makes modifications or improvements to any Retained Licensed Intellectual Property, Licensee will have sole and exclusive ownership of such modifications and improvements. Subject to terms of the Transition Services Agreement, dated as of the date hereof, between Licensor and Licensee, if Licensor makes modifications or improvements to any Retained Licensed Intellectual Property, Licensor will have sole and exclusive ownership of such modifications and improvements.

SECTION 4.   Term and Termination.  The License granted by Section 2 of this Agreement shall extend (a) for the period during which the Retained Licensed Patents and any renewals thereof are in force with respect to each such Retained Licensed Patents, (b) the period during which the Retained Licensed Copyrights are in force with respect to each such Retained Licensed Copyright, and (c) indefinitely and without time limit with respect to Retained Licensed Technology; provided that, in each of clauses (a), (b) and (c) of this Section 3, (x) this Agreement may be terminated by Licensor in the event Licensee makes or attempts to make an assignment of this Agreement in violation of Section 22 below, and fails to rescind such assignment within 90 days after being notified of such assignment by Licensor, and (y) the License granted by Section 2 with respect to any Retained Licensed Intellectual Property may be terminated by Licensor only with respect to such Retained Licensed Intellectual Property in the event that (i) Licensee grants a sublicense to such Retained Licensed Intellectual Property in violation of Section 22 below, and fails to terminate such grant within 90 days after being notified of such grant by Licensor, or (ii) Licensee uses any such Retained Licensed Intellectual Property at facilities other than as permitted by Section 2, and fails to cease such use within 90 days after being notified of such use by Licensor.

SECTION 5.   Representations and Warranties.  Each party represents and warrants to the other party that such party has the legal right, power and authority to enter into and perform its obligations under this Agreement. Licensor represents and warrants that it (a) is the owner of the Retained Licensed Intellectual Property and (b) has granted no other license to use any of the Retained Licensed Intellectual Property that would conflict with the rights granted hereunder.

SECTION 6.   No Other Representations and Warranties.  EXCEPT AS MAY EXPRESSLY BE SET FORTH IN THIS AGREEMENT, THE CONTRIBUTION AND DISTRIBUTION AGREEMENT OR ANY ANCILLARY AGREEMENT, (A) LICENSOR MAKES NO REPRESENTATION OR WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, WITH RESPECT TO THE LICENSE OF ANY RETAINED LICENSED INTELLECTUAL PROPERTY, (B) ALL OF THE RETAINED LICENSED INTELLECTUAL PROPERTY TO BE LICENSED IN ACCORDANCE WITH THIS AGREEMENT, THE CONTRIBUTION AND DISTRIBUTION AGREEMENT OR ANY ANCILLARY AGREEMENT SHALL BE LICENSED ON AN “AS IS, WHERE IS” BASIS, AND ALL IMPLIED WARRANTIES AS TO THE VALIDITY OR NON-INFRINGEMENT OF THE RETAINED LICENSED INTELLECTUAL PROPERTY AND AS TO THE ADEQUACY OF THE RETAINED LICENSED INTELLECTUAL PROPERTY FOR THEIR PURPOSE ARE HEREBY EXPRESSLY DISCLAIMED, AND (C) NONE OF THE PARTIES HERETO OR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO ANY INFORMATION, DOCUMENTS OR MATERIAL MADE AVAILABLE IN CONNECTION WITH THE ENTERING INTO OF THIS AGREEMENT, THE CONTRIBUTION AND DISTRIBUTION AGREEMENT, ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

SECTION 7.   Registration and Maintenance.  (a) Licensor and Licensee will use commercially reasonable efforts to protect the Retained Licensed Technology as trade secrets. Licensor will use commercially reasonable efforts to maintain the Retained Licensed Patents and the Retained Licensed Copyrights (collectively, the “Registerable Intellectual Property”) and all registrations thereof and/or applications therefor. Licensee will execute all documents as are reasonably necessary or expedient to aid in, and will otherwise cooperate at Licensor’s expense with, Licensor’s efforts to prepare, obtain, file, record and maintain all such registrations and applications. (b) To the extent Licensor has not registered any Registerable Intellectual Property, Licensee may, at its own expense, register such Registerable Intellectual Property, in the name of, and on behalf of, Licensor provided that (x) Licensee gives written notice of its intention to register such Registerable Intellectual Property, and (y) within 30 days of such notice, (i) Licensor does not object to Licensee registering such Registerable Intellectual Property or (ii) Licensor fails to register such Registerable Intellectual Property. (c) To the extent Licensor has not maintained or does not intend to maintain any registrations or applications for Registerable Intellectual Property, Licensee may, at its own expense, make such filings as are necessary to maintain any registrations or applications therefor, in the name of, and on behalf of, Licensor. Licensor will give notice to Licensee as soon as it decides not to maintain any such registrations or applications but in any event not less than 60 days before such filings are due. Within 30 days of Licensee’s receipt of such notice, Licensee will give notice to Licensor whether it will or will not make such filings. Licensor will execute all documents as are reasonably necessary or expedient to aid in, and will otherwise cooperate at Licensee’s expense with, Licensee’s efforts to prepare, obtain, file, record and maintain all such registrations and applications.

SECTION 8.   Infringement Actions.

(a)   Licensor will from time to time take all steps that it considers (in its sole discretion) necessary to protect Licensor’s and Licensee’s rights in and to the Retained Licensed Intellectual Property (other than the Solaia Patents and the Lemelson Patents), and Licensee agrees forthwith to communicate to Licensor any infringements or misappropriations or threatened infringements or misappropriations of any such rights of Licensor which may come to its notice and, at Licensor’s expense, to do all and any such acts as Licensor may reasonably require for preventing such infringements or misappropriations or threatened infringements or misappropriations. In the event Licensor takes affirmative action against an infringement or misappropriation, Licensee agrees to assist Licensor in whatever manner Licensor reasonably requests, at the expense of Licensor. Recovery of damages resulting from any such action shall be solely for the account of Licensor. Licensee will provide information reasonably requested by Licensor in any infringement or misappropriation action, including in connection with the calculation of damages. Licensee may participate, at its expense, in any action taken by or proceeding instituted by or brought against Licensor through separate counsel of Licensee’s own choosing; provided that Licensor will at all times retain full control over such action.

(b)   Licensor will use reasonable efforts to enforce Licensor’s contractual or other confidentiality rights against an individual employee to the extent that such rights relate to an unauthorized disclosure or use of Retained Licensed Technology after the individual has left the employment of Licensor. If, in the case of such an unauthorized disclosure or use of any Retained Licensed Technology by an individual who becomes a former employee of Licensor, Licensee (a) determines to take action against such an individual, whether by commencing a proceeding or otherwise, and (b) requests that Licensor join such action by enforcing Licensor’s rights against such individual, Licensor will enforce such rights and otherwise provide reasonable cooperation to Licensee.

(c)   Notwithstanding any limitations on Licensee’s rights to use any of the Retained Licensed Intellectual Property pursuant to Section 2, if (i) a third party is, in the reasonable opinion of Licensee, infringing or misappropriating any of such Retained Licensed Intellectual Property (other than the Solaia Patents and the Lemelson Patents) in a manner that is material to the Newco Business, (ii) Licensee notifies Licensor of such third party activities in accordance with Section 12, and (iii) Licensor does not take affirmative action either to prevent such activities or subject to Section 22, to license to such third party under the Retained Licensed Intellectual Property (other than the Solaia Patents and the Lemelson Patents) required for such activities, then Licensee’s ability to use such Retained Licensed Intellectual Property (other than the Solaia Patents and the Lemelson Patents) is no longer subject to the restrictions set forth in Section 2 on the use of such Retained Licensed Intellectual Property (other than the Solaia Patents and the Lemelson Patents).

SECTION 9.   Indemnification.

(a)   Each party (the “Indemnifying Party”) shall indemnify and hold harmless and, at the other party’s sole option, defend, the other party and its affiliates and its and their respective officers, directors, employees, agents, advisers and representatives (the “Indemnified Parties”) from and against any and all claims, demands, liabilities, obligations, taxes, losses, fines, costs, expenses, royalties, litigation, deficiencies or damages (whether absolute, accrued, conditional or otherwise resulting from third-party claims), including interest and penalties with respect thereto and out-of-pocket expenses and reasonable attorneys’ and accountants’ fees and expenses incurred in the investigation or defense of any of the same or in asserting, preserving or enforcing any of their respective rights hereunder (collectively, “Losses”), resulting from or arising out of any claims or actions of third parties based on or arising out of any breach of any representation, warranty, covenant or obligation under this Agreement.

(b)   In the event that any Indemnified Party elects to have the Indemnifying Party defend any claim or action of third parties referred to in Section 9(a), (i) such Indemnified Party will so notify the Indemnifying Party in writing, (ii) such Indemnified Party shall have the right to approve the Indemnifying Party’s counsel, which approval shall not unreasonably be withheld, and to obtain its own counsel at such Indemnified Party’s own expense and (iii) the Indemnifying Party shall obtain the approval of such Indemnified Party before entering into any compromise regarding such actions that would impose any liability or obligation on such Indemnified Party, which approval will not be unreasonably withheld. In the event that such Indemnified Party elects to defend any claim or action of third parties referred to in Section 9(a), the Indemnifying Party shall pay all reasonable attorney’s fees and expenses in connection with such defense. If any claim, demand, assessment or liability, or cost incidental thereto, is asserted against an Indemnified Party in respect of which the Indemnified Party proposes to demand indemnification from the Indemnifying Party pursuant to this Section 9, such Indemnified Party will promptly notify the Indemnifying Party in writing. No failure of an Indemnified Party to promptly notify the Indemnifying Party shall relieve the Indemnifying Party from the obligation to indemnify the Indemnified Party unless and to the extent the Indemnifying Party is actually prejudiced by such failure.

SECTION 10.   Confidentiality. Each party agrees and will undertake to keep any information regarding the Retained Licensed Intellectual Property or otherwise received under this Agreement confidential and will refrain from disclosing it to any third party, unless (and to the extent) compelled to disclose by judicial or administrative process or, in the opinion of such party’s counsel, by the requirements of applicable law or regulations (including Securities and Exchange Commission rules and regulations), in which case the party seeking to disclose such information will give the other party reasonable advance notice of such disclosure in order to permit the other party to seek an appropriate protective order or to attempt to reach mutual agreement regarding the portions of such information that should be subject to a request for confidential treatment, and except to the extent that such information (a) is required to be disclosed by either party in order to carry out its rights or obligations hereunder, (b) is in the public domain through no fault of the party to which it is furnished, including through prior public disclosure made in accordance with this Section 10, (c) is independently developed by the party to which it is furnished without use of, reference to, or reliance upon, the furnishing party’s information, as evidenced by written documentation, or (d) is later lawfully acquired from other sources (without obligations of confidentiality) by the party hereto to which it is furnished.

SECTION 11.   No Third-Party Beneficiaries.  This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

SECTION 12.   Notices.  All notices, requests, permissions, waivers and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) five business days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by facsimile; provided that the facsimile transmission is promptly confirmed by telephone, (c) when delivered, if delivered personally to the intended recipient and (d) one business day following sending by overnight delivery via a national courier service and, in each case, addressed to a party at the following address for such party:

if to Licensor:

[ ]
Attention: [ ]
Facsimile No.: [ ]

with copies to:

[ ]
Attention: [ ]
Facsimile No.: [ ]

if to Licensee:

[ ]
Attention: [ ]
Facsimile No.: [ ]

with a copy to:

[ ]
Attention: [ ]
Facsimile No.: [ ]

or to such other address(es) as shall be furnished in writing by any such party to the other party to this Agreement in accordance with the provisions of this Section 12.

SECTION 13.   Amendments.  This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants or conditions hereof may be waived only by an instrument in writing signed by each of the parties hereto or, in the case of a waiver, by or on behalf of the party waiving compliance.

SECTION 14.   Independent Contractors.  The parties to this Agreement intend by this Agreement to enter into only a license agreement and this Agreement shall not in any way be deemed to establish any other relation between them. Neither Licensee, on the one hand, nor Licensor, on the other hand, shall be considered a partner, joint venturer, agent or other representative of the other for any purpose whatsoever and neither shall hold itself out as such. Neither Licensee, on the one hand, nor Licensor, on the other hand, nor any employee, officer, director or agent of either shall hold themselves out as an agent of the other party. Nothing in this Agreement shall be construed to grant either party any right or authority to assume or create any obligation on behalf or in the name of the other; to accept summons or legal process for the other; or to bind the other in any manner whatsoever.

SECTION 15.   Severability; Enforcement.  The invalidity of any portion of this Agreement shall not affect the validity, force or effect of the remaining portions hereof. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that a court of competent jurisdiction may enforce such restriction to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

SECTION 16.   Integrated Contract; Schedule.  This Agreement, including the Schedules hereto, any written amendments to the foregoing satisfying the requirements of Section 13 hereof, the Contribution and Distribution Agreement, the Ancillary Agreements and the Confidentiality Agreement, including the schedules, exhibits and annexes thereto, constitute the entire agreement among the parties with respect to the subject matter hereof and thereof and supersede any previous agreements and understandings between the parties with respect to such matters. The Schedules annexed to this Agreement are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any terms used in the Schedules but not otherwise defined therein shall be defined as set forth in this Agreement or the Contribution and Distribution Agreement, as the case may be. There are no restrictions, promises, representations, warranties, agreements or undertakings of any party to this Agreement with respect to the transactions contemplated by this Agreement, the Contribution and Distribution Agreement, the Ancillary Agreements or the Confidentiality Agreement other than those set forth herein or therein or in any other document required to be executed and delivered hereunder or thereunder. In the event of any conflict between the provisions of this Agreement (including the Schedules hereto), on the one hand, and the provisions of the Contribution and Distribution Agreement (including the schedules and exhibits thereto), on the other hand, the provisions of the Contribution and Distribution Agreement shall control.

SECTION 17.   Counterparts.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered, in person, by facsimile or by electronic image scan, receipt acknowledged in each case, to the other party hereto.

SECTION 18.   Governing Law.  This Agreement and any disputes arising under or related hereto (whether for breach of contract, tortious conduct or otherwise) shall be governed and construed in accordance with the laws of the State of New York, without reference to its conflicts of law principles.

SECTION 19.   Jurisdiction.  Each party irrevocably agrees that any legal action, suit or proceeding against them arising out of or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto (whether for breach of contract, tortious conduct or otherwise) shall be brought exclusively in the United States District Court for the Southern District of New York, or, if such court does not have subject matter jurisdiction, the state courts of New York located in New York County and hereby irrevocably accepts and submits to the exclusive jurisdiction and venue of the aforesaid courts in personam, with respect to any such action, suit or proceeding.

SECTION 20.   Service of Process.  Each party agrees that service of any process, summons, notice or document by U.S. registered mail to such party’s respective address set forth above shall be effective service of process for any action, suit or proceeding in New York with respect to any matters for which it has submitted to jurisdiction pursuant to Section 19.

SECTION 21.   Waiver of Jury Trial.  Each party hereby waives to the fullest extent permitted by the laws of the State of New York, any right it may have to a trial by jury in respect of any litigation directly or indirectly arising out of, under or in connection with this Agreement or the transactions contemplated by this Agreement or disputes relating hereto. Each party (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (b) acknowledges that it and the other party hereto have been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 21.

SECTION 22.   Assignment; Sublicense.  This Agreement and all rights and obligations of Licensee hereunder may not be assigned by Licensee or subject to a sublicense without the prior written consent of Licensor; provided, however, that Licensee may, without such consent, (a) grant sublicenses of any of the rights granted pursuant to Section 2, in each case to any current or future affiliate of Licensee but only so long as such affiliate remains an affiliate (in which case Licensee shall continue to be bound by the terms of this Agreement), or (b) (i) assign this Agreement to a purchaser or transferee of all or substantially all of the Newco Business or (ii) grant sublicenses of any of the rights granted pursuant to Section 2 for any facility or business that is part of the Newco Business to any purchaser or transferee of all or substantially all of such facility or business; provided that in each case the assignee or sublicensee agrees to be bound by the terms and conditions of this Agreement by executing an acknowledgement in the form and substance acceptable to Licensor. Licensor may not license any of the Retained Licensed Intellectual Property to any Person engaged in Competitive Activities (as defined in the Contribution and Distribution Agreement), including selling goods or services of the type sold by the Newco Business in North America, other than to (i) a current or future affiliate of Licensor or (ii) a purchaser or transferee of all or substantially all of any affiliate or facility of Licensor. Any transfer or other disposition by Licensor of any Retained Licensed Intellectual Property will be made subject to the terms of this Agreement and the person or entity acquiring such Retained Licensed Intellectual Property from Licensor shall agree to be bound by the terms and conditions of this Agreement by executing an acknowledgement in form and substance acceptable to Licensee. The term “affiliate” used in this Agreement shall have the meaning given to such term in the Contribution and Distribution Agreement.

SECTION 23.   Effectiveness.  Notwithstanding anything to the contrary in this Agreement, this Agreement shall only become effective as of the Closing and shall not become effective if the Closing does not occur.

SECTION 24.   Headings.  The descriptive headings of the several Sections of this Agreement and the Schedule hereto are inserted for convenience only, do not constitute a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Sections” or “Schedules” shall be deemed to be references to Sections of this Agreement or the Schedules hereto unless otherwise indicated.

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IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives effective as of the date first set forth above.

[LICENSOR],

By:
Name: Title:

[LICENSEE],

By:
Name: Title: